                                                                    EXHIBIT 10.1

                               PURCHASE AGREEMENT

                       UAHC HEALTH PLAN OF TENNESSEE, INC.

                                                                               .
                                                                               .
                                                                               .

                                TABLE OF CONTENTS

                                                                            Page
                                                                            ----
Exhibit A   Definitions
Exhibit B   Notices
Exhibit C   Affiliate Agreements
Exhibit D   Shareholder Agreement

ARTICLE I PURCHASE AND SALE OF SHARES ...................................     1
   1.1  Shares ..........................................................     1
   1.2  Purchase Price ..................................................     2
   1.3  Closing .........................................................     2
   1.4  Transfer of Shares ..............................................     2
   1.5  Deliveries by Buyer at Closing ..................................     2
   1.6  Deliveries by the Company at Closing ............................     3
   1.7  Deliveries by Owner at Closing ..................................     3

ARTICLE II REPRESENTATIONS AND WARRANTIES ...............................     4
   2.1  General Statement ...............................................     4
   2.2  Representations and Warranties of Buyer .........................     4
   2.3  Representations and Warranties of Owner .........................     6
   2.4  Representations and Warranties of the Company and the Owner
        Regarding the Company ...........................................     7
   2.5  Survival of Representations and Warranties ......................    16

ARTICLE III CONDUCT PRIOR TO CLOSING ....................................    17
   3.1  Obligations of the Company ......................................    17
   3.2  Obligations of Owner ............................................    19
   3.3  Joint Obligations ...............................................    19
   3.4  Amended Governing Documents .....................................    20

ARTICLE IV CONDITIONS TO CLOSING ........................................    20
   4.1  Conditions to Buyer's Obligations ...............................    20
   4.2  Conditions to Owner's Obligations ...............................    21
   4.3  Conditions to the Company's Obligations .........................    21

ARTICLE V POST-CLOSING COVENANTS ........................................    22
   5.1  Execution of Documents ..........................................    22
   5.2  Books and Records ...............................................    22

ARTICLE VI INDEMNIFICATION ..............................................    22
   6.1  Indemnification by Owner ........................................    22
   6.2  Indemnification by Buyer ........................................    23
   6.3  Notice of Claim for Indemnification .............................    23
   6.4  Defense of Undisputed Claims ....................................    23
   6.5  Disputed Claims for Indemnification .............................    24
   6.6  Payment by the Company ..........................................    24
   6.7  Exclusive Remedy ................................................    24

ARTICLE VII TERMINATION .................................................    24
   7.1  Termination of Agreement ........................................    24
   7.2  Effect of Termination ...........................................    25

ARTICLE VIII MISCELLANEOUS ..............................................    25
   8.1  Construction ....................................................    25
   8.2  Press Releases and Public Announcements .........................    25
   8.3  Entire Agreement ................................................    26
   8.4  No Third-Party Beneficiaries ....................................    26
   8.5  Further Assurances ..............................................    26
   8.6  Successors and Assigns ..........................................    26
   8.7  Assignment ......................................................    26
   8.8  Amendment .......................................................    26
   8.9  Notices .........................................................    26
   8.10 Expenses and Attorneys' Fees ....................................    27
   8.11 Waivers .........................................................    27
   8.12 Severability ....................................................    27
   8.13 Binding Arbitration .............................................    27
   8.14 Recitals ........................................................    29
   8.15 Exhibits and Disclosure Schedule ................................    29
   8.16 Disclosure ......................................................    29
   8.17 Counterparts ....................................................    29

                                LIST OF SCHEDULES

Section 2.4.7       Officers and Managers

Section 2.4.10      Title to Assets

Section 2.4.11(a)   Financial Statements

Section 2.4.11(b)   Unaudited Financial Statements

Section 2.4.11(c)   Reserves

Section 2.4.15(b)   Leases of real property

Section 2.4.16(a)   Intellectual Property

Section 2.4.16(b)   Liens

Section 2.4.16(a) Claims; Infringements; Copyright registration, Patent and Registered Trademark and application

Section 2.4.17(a)   Undischarged Contracts

Section 2.4.17(d)   Designated Contract

Section 2.4.18      Litigation

Section 2.4.19      [Intentionally Left Blank]

Section 2.4.24(c)   Employee matters; respective base salaries and positions

Section 2.4.26      Suppliers

Section 2.4.27      Insurance

Section 2.4.30      Bank Accounts

Section 2.4.31(a)   Provider Agreements

Section 2.4.31(c)   Negotiations regarding Provider Agreements

Section 2.4.32      Payments under Medicaid Contract

Section 2.4.33      Payments under Medicare Contract

Section 3.1         Conduct of Business

                               PURCHASE AGREEMENT

     THIS PURCHASE AGREEMENT ("Agreement") is entered into as of March 24, 2008 ("Agreement Date"), by and among Molina Healthcare, Inc., a Delaware corporation ("Buyer"), UAHC Health Plan of Tennessee, Inc., a Tennessee corporation ("The Company"), United American of Tennessee, Inc. ("UAT") and United American Healthcare Corporation, a Michigan corporation ("UAHC") (collectively, UAT and UAHC are referred to herein as "Owner"). Each of Buyer, the Company, and Owner is referred to herein as a "Party" and collectively as the "Parties."

                                   DEFINITIONS

     Unless otherwise defined in the text of this Agreement, capitalized names and terms herein and in the Exhibits and the Disclosure Schedule shall have the meaning ascribed to them in Exhibit A.

                                    RECITALS

     A. The Company holds a certificate of authority from the DOI to operate a health maintenance organization and at Closing will arrange for the provision of comprehensive health care services pursuant to, and in accordance with, the Medicaid Contract and the Medicare Contract.

     B. UAT owns one hundred percent (100%) of the issued and outstanding stock of the Company, and UAHC owns one hundred percent (100%) of the issued and outstanding stock of UAT.

     C. Owner desires Company to issue the Shares to Buyer, and Buyer desires to purchase the Shares from Company, pursuant to the provisions of this Agreement.

                                   AGREEMENTS

     NOW, THEREFORE, in consideration of the premises and the mutual promises herein made, and in consideration of the representations, warranties and covenants herein contained, the Parties agree as follows:

                                    ARTICLE I
                           PURCHASE AND SALE OF SHARES

     1.1 SHARES. Subject to the provisions of this Agreement, Buyer shall acquire from Company, and Company shall issue to Buyer, the Shares free and clear of any restrictions on transfer or Liens for the consideration specified in Section 1.2.

     1.2 PURCHASE PRICE. Subject to Section 1.9.2, Buyer shall pay the Purchase Price to Company at the Closing by wire transfer of immediately available Federal funds to an account or accounts designated by Company prior to the Closing.

     1.3 CLOSING. The Closing shall take place at the offices of the Company, commencing at 9:00 a.m. local time on (a) such date as may be agreed upon by Buyer and Owner in writing that is no earlier than the date the State Agency executes the Full-Risk Medicaid contract with Company, and is no later than the effective date of such Full-Risk Medicaid contract (the go-live date), or (b) such other date as Buyer and Owner may mutually agree in writing.

     1.4 TRANSFER OF SHARES. At the Closing, Company shall sell, issue, convey and deliver the Shares to Buyer free and clear of any restrictions on transfer or Liens.

     1.5 DELIVERIES BY BUYER AT CLOSING. At the Closing, Buyer shall deliver to
Company:

          1.5.1 The Purchase Price;

          1.5.2 A copy of resolutions duly adopted by the Board of Buyer and signed by the Secretary thereof authorizing the execution, delivery and performance by Buyer of this Agreement and all related agreements, documents and instruments;

          1.5.3 A certificate of the Secretary of Buyer certifying (a) the incumbency of the officers of Buyer on the Agreement Date and on the Closing Date and bearing the authentic signatures of all such officers who shall execute this Agreement and any additional documents contemplated by this Agreement, and
(b) that the resolutions identified in Section 1.5.2 remain in full force and effect on the Closing Date;

          1.5.4 A certificate of the Chairman of the Board of Buyer certifying that (a) the representations of Buyer set forth in Section 3.2 are true and correct as of the Closing Date, (b) Buyer has performed and complied in all material respects with its covenants in this Agreement through the Closing, and
(c) all of the conditions precedent to the obligations of Buyer under Article V have been satisfied or waived;

          1.5.5 An original certificate of corporate good standing of Buyer, issued by the Secretary of State of Delaware and dated no earlier than 30 days prior to the Closing Date;

          1.5.6 A counterpart of the Affiliate Agreements executed by the appropriate parties;

          1.5.7 A counterpart of the Shareholder Agreement executed by Buyer;
and

          1.5.8 Such other instruments, certificates and other documents as are
(a) reasonably necessary for Buyer to implement, as of the Closing Date, the transactions contemplated by this Agreement and to comply with the terms hereof, and (b) required pursuant to the terms of this Agreement.

     1.6 DELIVERIES BY THE COMPANY AT CLOSING. At the Closing, the Company shall deliver to Buyer:

          1.6.1 Properly issued stock certificates evidencing the issuance of the Shares to Buyer;

          1.6.2 Releases of any Liens on the Shares or the assets of the Company;

          1.6.3 A copy of resolutions duly adopted by the Board of the Company and signed by the Secretary thereof (a) authorizing the execution, delivery and performance by the Company of this Agreement and all related agreements, documents and instruments, (b) approving the issuance of the Shares by the Company to Buyer, and (c) authorizing the filing of any Amended Articles effective as of the Closing.

          1.6.4 A certificate of the Secretary of the Company certifying (a) the incumbency of the officers of the Company on the Agreement Date and on the Closing Date and bearing the authentic signatures of all such officers who shall execute this Agreement and any additional documents contemplated by this Agreement, and (b) that the resolutions identified in Section 1.6.3 remain in full force and effect on the Closing Date;

          1.6.5 A certificate of the Chairman of the Board of the Company certifying that the Company has performed and complied in all material respects with its covenants in this Agreement through the Closing;

          1.6.6 An original certificate of corporate good standing of the Company, issued by the Tennessee Secretary of State and dated no earlier than 30 days prior to the Closing Date;

          1.6.7 A counterpart of the Affiliate Agreements executed by the appropriate parties;

          1.6.8 A counterpart of the Shareholder Agreement executed by the Company; and

          1.6.9 Such other instruments, certificates and other documents as are
(a) reasonably necessary for the Company to implement, as of the Closing Date, the transactions contemplated by this Agreement and to comply with the terms hereof, and (b) required pursuant to the terms of this Agreement.

     1.7 DELIVERIES BY OWNER AT CLOSING. At the Closing, Owner shall deliver to
Buyer:

          1.7.1 An original executed certificate by Owner stating that (a) the representations of Owner set forth in Section 3.3 and Section 3.4 are true and correct as of the Closing Date, (b) Owner has performed and complied in all material respects with the covenants of Owner in this Agreement, and (c) all of the conditions precedent to the obligations of Owners under this Agreement have been satisfied or waived;

          1.7.2 A copy of resolutions duly adopted by the Board of Owner and signed by the Secretary thereof (a) authorizing the execution, delivery and performance by Owner of this

Agreement and all related agreements, documents and instruments, and (b) approving the issuance of the Shares by the Company to Buyer;

          1.7.3 A certificate of the Secretary of Owner certifying (a) the incumbency of the officers of Owner on the Agreement Date and on the Closing Date and bearing the authentic signatures of all such officers who shall execute this Agreement and any additional documents contemplated by this Agreement, and
(b) that the resolutions identified in Section 1.7.2 remain in full force and effect on the Closing Date;

          1.7.4 A certificate of the Chairman of the Board of Owner certifying that Owner has performed and complied in all material respects with its covenants in this Agreement through the Closing;

          1.7.5 An original certificate of good standing of Owner, issued by the Secretary of State of Michigan and dated no earlier than 30 days prior to the Closing Date;

          1.7.6 A counterpart of the Affiliate Agreements executed by the appropriate parties;

          1.7.7 A counterpart of the Shareholder Agreement executed by Owner;
and

          1.7.8 Such other instruments, certificates and other documents as are
(a) reasonably necessary for Owner or the Company to implement, as of the Closing Date, the transactions contemplated by this Agreement and to comply with the terms hereof, and (b) required pursuant to the terms of this Agreement.

                                   ARTICLE II
                         REPRESENTATIONS AND WARRANTIES

     2.1 GENERAL STATEMENT. Subject to Section 2.5, all representations and warranties set forth in this Article III and in any Financial Statement, Exhibit, the Disclosure Schedule, certificate or other document attached hereto or delivered by a Party in connection herewith shall survive the consummation of the transactions contemplated by this Agreement. No specific representation or warranty shall limit the generality or applicability of a more general representation or warranty.

     2.2 REPRESENTATIONS AND WARRANTIES OF BUYER. Buyer hereby represents to Owner that the following facts and circumstances are true and correct and Buyer acknowledges that such facts and circumstances constitute a material inducement for the execution of this Agreement by Owner:

          2.2.1 Organization and Good Standing. Buyer is a corporation, duly incorporated, validly existing and in good standing under the laws of the State of Delaware.

          2.2.2 Authority and Enforceability. Buyer has full power and authority, including full corporate power and authority, to execute, deliver and perform its respective obligations under this Agreement. The execution, delivery and performance of this Agreement and all other agreements contemplated by this Agreement have been duly authorized by Buyer.

Assuming the due authorization, execution and delivery by each other Party, this Agreement constitutes a valid and legally binding obligation of Buyer, enforceable in accordance with its terms and conditions.

          2.2.3 Consents. Buyer is not required to give any notice to, make any filing with or obtain any authorization, consent or approval of any Governmental Entity in order to consummate the transactions contemplated by this Agreement other than as may be required of Buyer (a) under the HSR Act, (b) to obtain any required approvals of the DOI, (c) to obtain any required consent from, or make any disclosure to, the State Agency, and (d) obtain any required consent from, or make any disclosure to, CMS.

          2.2.4 Non-Contravention. Neither the execution and the delivery of this Agreement nor the consummation of the transactions contemplated by this Agreement will (a) violate any constitution, statute, regulation, rule, injunction, judgment, order, decree, ruling, charge or other restriction of any Governmental Entity to which Buyer is subject or any provision of its charter, bylaws or other governing documents, or (b) conflict with, result in a breach of, constitute a default under, result in the acceleration of, create in any Person the right to accelerate (whether after the giving of notice or lapse of time or both), terminate, modify or cancel, or require any notice under any Contract, lease or License to which Buyer is a party, by which it is bound or to which any of its assets is subject other than those breaches, defaults, violations or conflicts which have not had, and would not reasonably be likely to have, individually or in the aggregate, a Material Adverse Effect on Buyer.

          2.2.5 Sufficient Expertise. Buyer has sufficient expertise, including in business and financial matters, to (a) evaluate the risks related to Buyer's decision to assume its obligations under this Agreement and the transactions contemplated hereby, and (b) make an informed investment decision with respect to such acquisition.

          2.2.6 Investment. Buyer is acquiring the Shares pursuant to this Agreement for Buyer's own account for investment only and not with a view to, or for sale in connection with, any distribution of any of the Shares in violation of the Securities Act. Buyer has no present intention of distributing or selling the acquired Shares, and Buyer has no present or contemplated agreement, undertaking, arrangement, obligation, indebtedness or commitment providing for the disposition of the acquired Shares. Buyer is an "accredited investor" within the meaning of Rule 501(a) under the Securities Act. Buyer understands that (a) the Shares have not been registered under the Securities Act and are "restricted securities" within the meaning of Rule 144 under the Securities Act, and (b) the Shares cannot be sold, transferred or otherwise disposed of unless they are subsequently registered under the Securities Act or an exemption from registration is then available.

          2.2.7 Pending Proceedings. There are no actions, suits, arbitrations, mediations or other legal proceedings by any Third Party, and there are no administrative proceedings or governmental investigations, in each instance which are pending or, to the Knowledge of Buyer, threatened against or affecting Buyer which, if determined adversely to Buyer, reasonably could be expected to impact Buyer's ability to consummate the transactions contemplated by this Agreement.

          2.2.8 Brokers. Neither Buyer nor any Person acting on Buyer's behalf has retained or dealt with any Person who is entitled, directly or indirectly, to a broker's commission, finder's fee, investment banker's fee or similar payment from Owner or the Company.

          2.2.9 Due Diligence. With respect to its evaluation of the merits and risks of its decision to assume its obligations under this Agreement and the transactions contemplated hereby, Buyer has (a) had an adequate opportunity to conduct due diligence and to obtain such information about the Company as Buyer deems necessary, (b) conducted due diligence to the extent deemed necessary by Buyer, and (c) received adequate information about the Company.

          2.2.10 Update of Information. Each of the representations made by Buyer in this Section 2.2 shall be deemed made and given on the Agreement Date and continuously thereafter until the Closing. During the period from the Agreement Date until the Closing, Buyer promptly shall give Owner written notice at such times as Buyer determines that any representation made in this Section
2.2 would cease to be correct if such representation were made on such date, contains any untrue statement of a material fact or omits to state a material fact necessary to make such representation not misleading. To be effective, each such notice shall (a) identify, by section reference, the representation as to which the notice relates, and (b) correctly restate the representation.

     2.3 REPRESENTATIONS AND WARRANTIES OF OWNER. UAHC and UAT hereby represent to Buyer that the following facts and circumstances are true and correct and UAHC and UAT acknowledge that such facts and circumstances constitute a material inducement for the execution of this Agreement by Buyer:

          2.3.1 Organization and Good Standing. UAHC is a corporation, duly incorporated, validly existing and in good standing under the laws of the State of Michigan. UAT is a corporation, duly incorporated, validly existing and in good standing under the laws of the State of Tennessee.

          2.3.2 Authority and Enforceability. Owner has full power and authority, including full corporate power and authority, to execute, deliver and perform its respective obligations under this Agreement. The execution, delivery and performance of this Agreement and all other agreements contemplated by this Agreement have been duly authorized by Owner. Assuming the due authorization, execution and delivery by each other Party, this Agreement constitutes a valid and legally binding obligation of Owner, enforceable in accordance with its terms and conditions.

          2.3.3 Consents. Owner is not required to give any notice to, make any filing with or obtain any authorization, consent or approval of any Governmental Entity in order to consummate the transactions contemplated by this Agreement other than as may be required of Owner (a) under the HSR Act, (b) to obtain the required approvals of the DOI, (c) to obtain any required consent from, or make any disclosure to, the State Agency, and (d) obtain any required consent from, or make any disclosure to, CMS.

          2.3.4 Non-Contravention. Neither the execution and the delivery of this Agreement nor the consummation of the transactions contemplated by this Agreement will (a) violate any constitution, statute, regulation, rule, injunction, judgment, order, decree, ruling, charge or other restriction of any Governmental Entity to which Owner is subject or any provision of its charter, bylaws or other governing documents, or (b) conflict with, result in a breach of, constitute a default under, result in the acceleration of, create in any Person the right to accelerate (whether after the giving of notice or lapse of time or both), terminate, modify or cancel, or require any notice under any Contract, lease or License to which Owner is a party, by which it is bound or to which any of its assets is subject other than those breaches, defaults, violations or conflicts which have not had, and would not reasonably be likely to have, individually or in the aggregate, a Material Adverse Effect on Owner.

          2.3.5 Brokers. Neither Owner nor any Person acting on Owner's behalf has retained or dealt with any Person who is entitled, directly or indirectly, to a broker's commission, finder's fee, investment banker's fee or similar payment from Buyer, or the Company.

          2.3.6 Pending Proceedings. There are no actions, suits, arbitrations, mediations or other legal proceedings by any Third Party, and there are no administrative proceedings or governmental investigations, in each instance which are pending or, to the Knowledge of Owner, threatened against or affecting Owner which, if determined adversely to Owner, reasonably could be expected to impact Owner's ability to consummate the transactions contemplated by this Agreement.

          2.3.7 Update of Information. Each of the representations made by Owner in this Section 2.3 shall be deemed made and given on the Agreement Date and continuously thereafter until the Closing. During the period from the Agreement Date until the Closing, Owner shall give Buyer written notice within a reasonable time after Owner determines that any representation made in this
Section 2.3 would cease to be correct if such representation were made on such date.

     2.4 REPRESENTATIONS AND WARRANTIES OF THE COMPANY AND THE OWNER REGARDING THE COMPANY. UAHC and the Company hereby represent to Buyer that the following facts and circumstances regarding the Company are true and correct and Owner and the Company acknowledge that such facts and circumstances constitute a material inducement for the execution of this Agreement by Buyer:

          2.4.1 Organization and Good Standing. The Company is a corporation duly organized, validly existing and in good standing under the laws of the State of Tennessee.

          2.4.2 Authority and Enforceability. The Company has full power and authority, including full corporate power and authority, to execute, deliver and perform its respective obligations under this Agreement. The Company has obtained all necessary authorizations to execute, deliver and perform this Agreement and all other agreements contemplated by this Agreement. Assuming the due authorization, execution and delivery by each other Party, this Agreement constitutes a valid and legally binding obligation of the Company, enforceable in accordance with its terms and conditions.

          2.4.3 Consents. The Company is not required to give any notice to, make any filing with or obtain any authorization, consent or approval of any Governmental Entity in order to consummate the transactions contemplated by this Agreement other than (a) as may be required under the HSR Act, (b) to obtain the required approvals of the DOI, (c) to obtain any required consent from, or make any disclosure to, the State Agency, and (d) obtain any required consent from, or make any disclosure to, CMS.

          2.4.4 Non-Contravention. Neither the execution and the delivery of this Agreement nor the consummation of the transactions contemplated by this Agreement will (a) violate any constitution, statute, regulation, rule, injunction, judgment, order, decree, ruling, charge or other restriction of any Governmental Entity to which the Company is subject or any provision of its charter, bylaws or other governing documents, or (b) conflict with, result in a breach of, constitute a default under, result in the acceleration of, create in any Person the right to accelerate (whether after the giving of notice or lapse of time or both), terminate, modify or cancel, or require any notice under any Contract, Lease or License to which the Company is a party, by which it is bound or to which any of its assets is subject other than those breaches, defaults, violations or conflicts which have not had, and would not reasonably be likely to have, individually or in the aggregate, a Material Adverse Effect on the Company.

          2.4.5 Brokers. Neither the Company nor any Person acting on the Company's behalf has retained or dealt with any Person who is entitled, directly or indirectly, to a broker's commission, finder's fee, investment banker's fee or similar payment from Buyer or Owner.

          2.4.6 Pending Proceedings. There are no actions, suits, arbitrations, mediations or other legal proceedings by any Third Party, and there are no administrative proceedings or governmental investigations, in each instance which are pending or, to the Knowledge of Owner, threatened against or affecting the Company which, if determined adversely to the Company, reasonably could be expected to impact the Company's ability to consummate the transactions contemplated by this Agreement.

          2.4.7 Officers and Managers. The name of each officer and manager of the Company on the Agreement Date and his or her position with the Company are set forth in Section 2.4.7 of the Disclosure Schedule.

          2.4.8 The Company Documents. True and complete copies of the Company Articles, bylaws, and other corporate governance documents, agreements or instruments, each as in effect on the Agreement Date, and organizational minute books and records of the Company, have been made available for inspection by Buyer.

          2.4.9 Ownership of the Company and Related Matters.

               (a) The books and records of the Company correctly reflect that prior to the Closing, Owner owns one hundred percent (100%) of the issued and outstanding stock of the Company, and at the Closing, the Shares will either represent (i) nineteen and nine-tenths percent (19.9%) of the issued and outstanding stock of the Company in the event the Company executes one (1) Full-Risk Medicaid Contract, or (ii) forty-nine and nine-tenths percent (49.9%) of the issued and outstanding stock of the Company in the event the Company executes two (2) Full-Risk Medicaid Contracts.

               (b) Each of the Shares has been duly authorized, are validly issued, fully paid and non-assessable.

               (c) There are no outstanding or authorized options, warrants, purchase rights, subscription rights, conversion rights, exchange rights or other Contracts or commitments which could require the Company to issue, sell or otherwise cause to become outstanding any of the Company's ownership interests or any other ownership or equity interest of the Company. The Company has neither outstanding nor authorized any stock appreciation, phantom stock, profit participation or similar right.

               (d) The Company is not a party to any Contract or commitment which could require the Company to issue any ownership interests in the Company.

          2.4.10 Title to Assets. Except as set forth in Section 2.4.10 of the Disclosure Schedule, the Company has good and marketable title to, or a valid leasehold interest in, the tangible assets used in the conduct of the Business, free and clear of all Liens other than Permitted Liens.

          2.4.11 Financial Reports.

               (a) Complete and accurate copies of the Financial Statements are set forth at Section 2.4.11(a) of the Disclosure Schedule. The audited Financial Statements for 2005, 2006, and 2007 have been prepared in accordance with SAP, accurately reflect the books and records of the Business and present fairly in all material respects the financial condition of the Company as of their respective dates.

               (b) The unaudited Financial Statements for the period from July 1, 2007 through December 31, 2007, are set forth at Section 2.4.11(b) of the Disclosure Schedule and have been prepared in accordance with SAP (except that footnotes have been omitted and such statements are subject to normal, recurring adjustments), accurately reflects the books and records of the Business and presents fairly in all material respects the financial condition of the Company as of the date thereof.

               (c) The reserves reflected in the audited Financial Statements for the year ended June 30, 2007, and the unaudited Financial Statements for the period ended December 31, 2007, for unpaid medical benefits, losses, claims and expenses incurred in connection with all lines of business of the Company were computed by the Company and reviewed by independent licensed actuaries serving the Company during the periods covered. There have been no changes in the methodology used in determining reserves for such unpaid medical costs during the prior three (3) fiscal years except as set forth in Section 2.4.11(c) of the Disclosure Schedule.

          2.4.12 Legal Compliance. The Business is in compliance in all material respects with all Laws and the Company has not received any outstanding notice from any Governmental Entity that alleges any violations of Laws by the Company. Further, the Company is in compliance in all material respects with HIPAA, including, but not limited to, obtaining business associate agreements with all applicable business associates, and maintaining a record of all disclosures required to be delivered to any requesting member.

          2.4.13 Licenses. The Company holds all Licenses, including a certificate issued by the DOI to operate as a health maintenance organization in the State, that are necessary for the lawful conduct of the Business. Each such License is valid, in good standing and in full force and effect and the Company has duly performed in all material respects all of its obligations under such Licenses.

          2.4.14 Tax Matters.

               (a) All Tax Returns of the Company have been duly filed and all Taxes of the Company have been duly paid or an adequate reserve for such payment has been established therefore in the Financial Statements.

               (b) All Tax Returns of the Company are true, correct and complete in all material respects, and there is no position taken on any such Tax Return for which there is not substantial authority within the meaning of Section 6662 of the Code.

               (c) All of the Company's Taxes which accrue or are payable by the Company (i) in respect of taxable periods which end on or before the Closing Date, and (ii) for any taxable period which begins before the Closing Date and ends thereafter, to the extent such Taxes are attributable to the portion of such period ending on the Closing Date, have or will have been timely paid on or before the Closing Date or an adequate reserve for such payment has been established therefore in the Financial Statements.

               (d) Any unpaid Taxes of the Company did not, as of the date of the relevant Financial Statement, exceed the accrual for such Tax liability set forth on the relevant Financial Statement.

               (e) The Company is a member of an affiliated group filing a consolidated federal income Tax Return pursuant to the Tax Allocation Agreement. Except pursuant to a tax sharing agreement to which the Company is a party, the Company has no liability for Taxes of any "Person" as defined in Section 7701(a)(1) of the Code or under Treas. Reg. Section 1.1502-6 (or any similar provision of state or local law), as a transferee or successor, by Contract or otherwise.

               (f) The Company is classified as an association taxable as a corporation for all income Tax purposes.

               (g) The Company will not be required to include any item of income in, or exclude any item of deduction from, taxable income for any taxable period (or portion thereof) ending after the Closing Date as a result of any (i) change in method of accounting for a taxable period ending on or prior to the Closing Date under Section 481(c) of the Code (or any corresponding or similar provision of state or local income Tax law), (ii) "closing agreement" as described in Section 7121 of the Code (or any corresponding or similar provision of state or local income Tax law) entered into on or prior to the Closing Date, or (iii) installment sale made on or prior to the Closing Date.

          2.4.15 Real Property.

               (a) The Company does not own any real property.

               (b) Section 2.4.15(b) of the Disclosure Schedule lists all Leases of real property. Owner has delivered to Buyer a true and complete copy of each such Lease as of the Agreement Date. Each such Lease is in full force and effect and constitutes the valid and legally binding obligation of the Company. The Company is not in breach or default under any such Lease and, to the Knowledge of Owner, no event has occurred or circumstance exist which, with the delivery of notice, the passage of time or both, would constitute such a breach or default.

               (c) No condemnation proceedings are pending, or to the Knowledge of Owner, threatened, with respect to any real property which is the subject of a Lease.

          2.4.16 Intellectual Property.

               (a) Section 2.4.16(a) of the Disclosure Schedule lists all Intellectual Property (except for readily available off-the-shelf software having an original purchase price of less than $10,000) used in the Business, in each case specifying whether the Intellectual Property is owned or licensed by the Company.

               (b) Except as set forth in Section 2.4.16(b) of the Disclosure
Schedule:

                    (i) The Company owns and possesses all right, title and interest in and to, free and clear of any Liens other than Permitted Liens, or has a valid, enforceable and effective license to use, all of the Intellectual Property identified in Section 2.4.16(a) of the Disclosure Schedule;

                    (ii) The Company has received no Claim by any Third Party contesting the validity, grant, registrability, enforceability, use or ownership of any Intellectual Property identified in Section 2.4.16(a) of the Disclosure Schedule and, to the Knowledge of Owner, no such Claim has been threatened;

                    (iii) To the Knowledge of Owner, no Third Party is infringing upon the Intellectual Property identified in Section 2.4.16(a) of the Disclosure Schedule;

                    (iv) To the Knowledge of Owner, the use of the Intellectual Property identified in Section 2.4.16(a) of the Disclosure Schedule does not infringe upon or otherwise violate the rights of any Third Party; and

                    (v) The Company has not brought or threatened a Claim against any Person alleging infringement upon or any other violation of the Intellectual Property identified in Section 2.4.16(a) of the Disclosure Schedule or challenging any Person's ownership or use of, or the validity, enforceability or registrability of, any Intellectual Property identified in Section 2.4.16(a) of the Disclosure Schedule.

               (c) The Company has not licensed or sublicensed its rights in any of the Intellectual Property identified in Section 2.4.16(a) of the Disclosure Schedule.

               (d) Each copyright registration, patent and registered trademark and application identified in Section 2.4.16(a) of the Disclosure Schedule is in proper form, not disclaimed and has been duly maintained, including the submission of all necessary filings in accordance with the legal and administrative requirements of the appropriate jurisdictions.

          2.4.17 Contracts (Other than Provider Agreements).

               (a) Section 2.4.17(a) of the Disclosure Schedule lists the following undischarged Contracts, including all amendments thereto, to which the Company is a party:

                    (i) Contracts with any Governmental Entity (including the Medicaid Contract and Medicare Contract);

                    (ii) All Employment Agreements;

                    (iii) Contracts for consulting services;

                    (iv) The Company policies or Contracts for the payment of severance benefits or retention bonuses to any Employee;

                    (v) Contracts for the purchase of equipment or other materials in which the purchase price of such equipment or other materials exceeds $25,000;

                    (vi) Contracts for the sale of any of the Company's equipment or other assets;

                    (vii) Contracts for services, other than Provider Agreements, that provide for the expenditure of more than $25,000 annually;

                    (viii) Leases or subleases, either as lessee or sublessee, lessor or sublessor, of personal property or intangibles, in which the Lease or sublease provides for an annual rent in excess of $25,000 and has an unexpired term as of the Closing Date in excess of one year;

                    (ix) Contracts, other than Provider Agreements, restricting in any manner the Company's right to compete with any other Person or restricting the Company's right to sell to or purchase from any other Person;

                    (x) Service Contracts affecting any of the Company's assets in which the annual service or maintenance charge exceeds $25,000 and the unexpired term as of the Closing Date exceeds one year;

                    (xi) Contracts for the advertisement, display or promotion of any products or services which cannot be canceled by the Company without payment or penalty upon notice of 60 days or less;

                    (xii) Loan or credit agreements, pledge agreements, notes, security agreements, mortgages, debentures, indentures, factoring agreements or letters of credit;

                    (xiii) Guarantees, performance, bid or completion bonds, or surety or indemnification agreements;

                    (xiv) Contracts involving a sharing of profits, losses, costs or liabilities by the Company and another Person; or

                    (xv) Any other Contracts, other than Provider Agreements, that provide for the receipt or expenditure of more than $25,000 or that expire, or may be renewed at the option of any Person other than the Company so as to expire, more than one year after the Agreement Date.

               (b) All Designated Contracts are in full force and effect and are valid and enforceable in accordance with their terms. The Company is, in all material respects, in compliance with all terms and requirements of each Designated Contract. To the Knowledge of Owner, (i) each other Person who or which is party to a Designated Contract is in material compliance with the terms and requirements of such Contract, and (ii) no event has occurred or circumstance exists which (with or without notice or lapse of time) may contravene, conflict with or result in a violation or breach of, or give the Company or any other Person the right to declare a default or exercise any remedy under, or to accelerate the maturity or performance of, or to cancel, terminate or modify any Designated Contract. There are no renegotiations, attempts to renegotiate or outstanding rights to negotiate any amount to be paid or payable to or by the Company under any Designated Contract other than with respect to non-material amounts in the Ordinary Course of Business, and no Person has made a written demand for such renegotiation. The Company has not released or waived any of its rights under any Designated Contract.

               (c) Except for Designated Contracts and Provider Agreements, there are no material Contracts relating to the Business.

               (d) Except as set forth in Section 2.4.17(d) of the Disclosure Schedule, the Company has delivered to Buyer (i) a correct and complete copy of each written Designated Contract, including any amendments thereto, and (ii) a written description of any oral Designated Contract.

          2.4.18 Litigation. Except as set forth in Section 2.4.18 of the Disclosure Schedule, the Company is not (a) subject to any outstanding injunction, judgment, order, decree or ruling by a Governmental Entity, or (b) a party to or the subject of, or to the Knowledge of Owner, threatened to be made a party to or the subject of, any action, suit, proceeding, hearing or investigation in or before any Governmental Entity in which the action, suit, proceeding, hearing or investigation has had or would reasonably be likely to have a Material Adverse Effect.

          2.4.19 [Intentionally Left Blank]

          2.4.20 Employee Benefits. Other than a part-time medical director, the Company has no employees, and the Company has no Benefit Plan, and has no commitment to create any Benefit Plan.

          2.4.21 Environmental, Health and Safety Matters. The Company is in compliance in all material respects with all Environmental, Health and Safety Requirements.

The Company has not received any written notice, demand, request for information, citation, summons, report or other information regarding any actual or alleged violation by the Company of any Environmental, Health and Safety Requirement.

          2.4.22 Certain Business Relationships. No officer or manager of the Company (a) owns any property or assets necessary for the Business, or (b) has any material ownership interest in any Person who or which (i) has business dealings with the Company, or (ii) competes with the Business.

          2.4.23 Undisclosed Liabilities. The Company has no material liabilities or obligations of any nature, whether absolute, contingent or otherwise, other than liabilities or obligations (a) accrued or reserved for on the balance sheets included in the Financial Statements, (b) set forth in the Disclosure Schedule, or (c) incurred after the date of most recent balance sheet in the Ordinary Course of Business.

          2.4.24 Labor Matters.

               (a) The Company is not a party to or bound by any collective bargaining agreement or similar agreement with any union or labor organization and there are no labor strikes, slowdowns, work stoppages or lockouts currently involving the Employees.

               (b) To the Knowledge of Owner, (i) no union or labor organization claims to represent any Employees, and (ii) there is no activity by any labor organization to organize any Employees.

               (c) Except as set forth in Section 2.4.24(c) of the Disclosure Schedule, (i) there are no charges with respect to or relating to any Employee pending before the Equal Employment Opportunity Commission or any other Governmental Entity responsible for the prevention of unlawful employment practices, and (ii) the Company has not received notice of the intent of any Governmental Entity responsible for the enforcement of labor or employment laws to conduct an investigation with respect to or relating to any Employee.

               (d) The Company has properly classified (i) all Persons providing services to the Company as employees or independent contractors, as applicable, and (ii) all Employees as exempt or non-exempt, as applicable, under the Fair Labor Standards Act or similar Law.

               (e) Section 2.4.24(e) of the Disclosure Schedule lists the names of all Employees as of the Agreement Date together with their respective base salaries and positions.

               (f) No Employee has any claim against the Company on account of or for: (i) overtime pay other than overtime pay for the payroll period covering the Agreement Date, (ii) wages or salaries other than wages or salaries for the payroll period overlapping the Agreement Date, or (iii) vacations, sick leave, time off or pay in lieu of vacation, sick leave or time off other than vacation, sick leave or time off (or pay in lieu thereof) earned in the 12 month period immediately prior to the Agreement Date.

               (g) The Company has made all required payments to the relevant unemployment compensation reserve account with the appropriate governmental departments with respect to its employees and such accounts have positive balances.

          2.4.25 Subsidiaries. The Company has no subsidiaries.

          2.4.26 Suppliers. Section 2.4.26 of the Disclosure Schedule sets forth the names and addresses of the ten largest non-health care related suppliers of the Business based on the dollar volume of purchases of goods or services provided to the Company (whether contracting directly with Company or contracting through Company's Affiliates) during 2006 and 2007, and such suppliers represent eighty percent (80%) or more of all of the suppliers of the Business based on dollar volume. Except as identified in Section 2.4.26 of the Disclosure Schedule, the Company has not received any written notice that any such supplier will not sell supplies, merchandise or other goods to the Company at any time after the Closing Date on terms and conditions substantially similar to those currently in effect, subject only to general and customary price increases.

          2.4.27 Insurance. Section 2.4.27 of the Disclosure Schedule lists the policies of fire and casualty, liability and other forms of insurance maintained by the Company and in such amounts, with such deductibles and against such risks and losses identified therein. All such policies are in full force and effect, all premiums due and payable thereon have been paid and no notice of cancellation or termination has been received with respect to any such policy.

          2.4.28 Conduct of Business. Since January 1, 2008, (a) the Company has conducted the Business only in the Ordinary Course of Business, (b) there has not been any Material Adverse Effect, (c) there has been no non-renewal or material amendment of the Medicaid Contract or Medicare Contract, (d) there has been no physical damage, destruction or other casualty loss (whether or not covered by insurance) affecting any of the owned or leased real or personal property or equipment of the Company in an amount exceeding $25,000, individually or in the aggregate, and (e) the Company has not taken or permitted to be taken any action which, if proposed to be taken on or after the Agreement Date, would require the consent of Buyer pursuant to Section 4.1.

          2.4.29 Statutory Surplus. As of the Closing Date, the Company will be in full compliance with all Laws applicable to the adequacy and maintenance of its statutory surplus.

          2.4.30 Bank Accounts. Section 2.4.30 of the Disclosure Schedule lists
(a) the name of each bank, safe deposit the Company or other financial institution in which the Company has an account, lock box or safe deposit box,
(b) the names of all Persons authorized to draw thereon or to have access thereto, and (c) all instruments or agreements to which the Company is a party as an endorser, surety or guarantor other than checks endorsed for collection or deposit in the Ordinary Course of Business.

          2.4.31 Providers and Provider Agreements.

               (a) Section 2.4.31(a) of the Disclosure Schedule lists all Provider Agreements.

               (b) The Company has compensated and currently compensates each Provider for covered services provided to Enrollees in accordance with the rates and fees set forth in the applicable Provider Agreement and the Company's standard payment policies and procedures.

               (c) Except as set forth in Section 2.4.31(c) of the Disclosure Schedule, there are no renegotiations, attempts to renegotiate or outstanding rights to negotiate any amount to be paid or payable to or by the Company under any Provider Agreement other than with respect to non-material amounts in the Ordinary Course of Business.

          2.4.32 Payments under Medicaid Contract. Except as set forth in
Section 2.4.32 of the Disclosure Schedule, the Company is not a party to or the subject of any action, suit, proceeding, hearing or investigation in or before the State Agency related to the recovery of payments received by the Company from the State Agency under the Medicaid Contract and, to the Knowledge of Owner, the Company has not been threatened to be made a party to or the subject of any such action, suit, proceeding, hearing or investigation.

          2.4.33 Payments under Medicare Contract. Except as set forth in
Section 2.4.33 of the Disclosure Schedule, the Company is not a party to or the subject of any action, suit, proceeding, hearing or investigation in or before CMS related to the recovery of payments received by the Company from CMS under the Medicare Contract and, to the Knowledge of Owner, the Company has not been threatened to be made a party to or the subject of any such action, suit, proceeding, hearing or investigation.

          2.4.34 Commercial Bribery. Neither the Company nor any of the Employees, former employees or current or officers, managers or Representatives has paid or made, directly or indirectly, with respect to the Business, (a) any bribes or kickbacks, (b) illegal political contributions, (c) payments from the Company funds not recorded on the books and records of the Company, (d) payments from the Company funds to governmental officials in their individual capacities for the purpose of affecting their action or the action of the Governmental Entity they represent to obtain favorable treatment in securing business or Licenses or to obtain special concessions, or (e) illegal payments from the Company funds to obtain or retain business.

          2.4.35 Update of Information. Each of the representations made by the Company in this Section 2.4 shall be deemed made and given on the Agreement Date and continuously thereafter until the Closing. During the period from the Agreement Date until the Closing, the Company shall give Buyer within a reasonable time after the Company determines that any representation made in this Section 2.4 would cease to be correct if such representation were made on such date, contains any untrue statement of a material fact or omits to state a material fact necessary to make such representation not misleading. To be effective, each such notice shall (a) identify, by section reference, the representation as to which the notice relates, (b) correctly restate the representation, and (c) if applicable, be accompanied by an amendment to any Section of the Disclosure Schedule that identifies the exceptions to the representation.

     2.5 SURVIVAL OF REPRESENTATIONS AND WARRANTIES. The representations and warranties of the Parties made in this Agreement shall survive the Closing for a period of eighteen (18) months, except that (i) in the case of actual fraud by the Company or Owner such fraudulent representations and warranties shall survive until the expiration of the applicable statute of limitations (taking into account all extensions thereof), and (ii) the representations and warranties set forth in Section
2.4.14 shall survive the Closing until the expiration of the applicable statute of limitations (taking into account all extensions thereof).

                                   ARTICLE III
                            CONDUCT PRIOR TO CLOSING

     3.1 OBLIGATIONS OF THE COMPANY.

          3.1.1 Conduct of Business. During the period from the Agreement Date through the Closing Date, except as may be expressly contemplated by this Agreement, set forth in Section 3.1 of the Disclosure Schedule, or consented to in writing by Buyer, the Company shall (and the Owner agrees to cause the Company to take the actions set forth herein):

               (a) Continue the Ordinary Course of Business;

               (b) Use commercially reasonable efforts to maintain and preserve intact the Business and maintain the ordinary and customary relationships of the Company with its Providers, Enrollees, Employees and suppliers;

               (c) Not amend the Company Articles, bylaws, or any other organizational or governing document of the Company;

               (d) Not issue any equity or ownership interests or other securities convertible or exchangeable into equity or ownership interests in the Company or any options, warrants or other rights to purchase any such equity or ownership interests or any securities convertible into or exchangeable for such equity or other ownership interests;

               (e) Not recognize, approve or participate in the sale, transfer, pledge, disposition or other encumbrance of any of the Shares or any other securities or equity or ownership interests in the Company;

               (f) Not declare, set aside or pay any distribution with respect to any of the Shares or any other securities or equity or ownership interests in the Company that will result in cash and cash equivalents at the Company falling below the Minimum Net Worth;

               (g) Not repurchase, redeem or otherwise acquire directly or indirectly any of the Shares or any other securities or equity or ownership interests in the Company;

               (h) Not change in any material respect any of the accounting methods used with respect to the Business unless required by GAAP or SAP;

               (i) Not transfer, sell, lease, license, mortgage, pledge, grant any security interest in, create any Lien, other than Permitted Liens, upon or otherwise dispose of any of the assets or properties of the Business other than in the Ordinary Course of Business;

               (j) Not sell, transfer, pledge, modify, disclose, dispose of, abandon or permit to lapse any right under or respecting, or enter into any settlement regarding the breach or infringement of, any Intellectual Property used in the Business;

               (k) Not (i) make any loans, advances or capital contributions to, or investments in, any Person, or (ii) incur, assume or guarantee any indebtedness for borrowed money other than in the Ordinary Course of Business;

               (l) Not purchase or otherwise acquire any material assets on behalf of the Company or make commitments therefore involving the expenditure of more than $150,000 individually and $300,000 in the aggregate per calendar month, other than in the ordinary course of business;

               (m) Not merge or consolidate with, purchase all or any substantial part of the assets of, or otherwise acquire, any Person;

               (o) Other than in the Ordinary Course of Business, not (i) enter into any material Contract with respect to the Business, or (ii) modify in any material respect, amend in any material respect or terminate any Designated Contract;

               (p) Not enter into any Contract with respect to the Business which imposes non-competition, non-solicitation, exclusive dealing or other similar obligations or limitations on the Company;

               (q) Not enter into any Contract, or amend any Contract, with Owner or any of Owner's Affiliates;

               (r) Not settle or compromise any material litigation with respect to the Business or waive, release or assign any material rights or Claims with respect to the Business;

               (s) Not (i) settle or compromise any Tax liability, (ii) agree to any adjustment of any Tax attribute, (iii) make, change or revoke any election with respect to Taxes, (iv) surrender any right to claim, or file a Claim for, a refund of Taxes, (v) consent to any extension or waiver of the statute of limitations period applicable to any Taxes or Tax Return, (vi) amend any Tax Return, (vii) enter into any closing or other agreement with respect to Taxes,
(viii) grant any power of attorney with respect to Taxes, or (ix) except insofar as may be required by a change in GAAP, SAP or applicable Law, change accounting methods, principles or practices for Tax or accounting purposes;

               (t) Not fail to maintain or renew any Licenses;

               (u) Not reduce the amount of any insurance coverages identified in Section 2.4.27 of the Disclosure Schedule or fail to renew any such insurance policies; and

               (v) Use commercially reasonable best efforts to refrain from taking (or failing to take) any other action which will result, or reasonably could be expected to result, in the failure to satisfy any of the conditions set forth in Section 4.3.

          3.1.2 Full Access. During the period from the Agreement Date through the Closing Date, the Company shall permit Representatives of Buyer to have full access at all reasonable times, and in a manner so as not to interfere with the normal business operations of the Company, to all premises, properties, personnel, books, records, Tax Returns, Contracts and documents of or pertaining to the Company or the Business. Further, the Company shall deliver to Buyer as soon as possible after completion, the unaudited (or audited, as the case may be) Financial Statements actually prepared by the Company for all periods from the Agreement Date through the Closing. Any information obtained by Buyer pursuant to the access accorded under this Section 3.1.2 shall be held by Buyer subject to the provisions of the Confidentiality Agreement.

          3.1.3 Standstill. During the period from the Agreement Date through the Closing Date, the Company shall not, and the Company shall cause its officers, Employees, managers and agents not to, solicit, initiate or encourage the initiation of inquiries or proposals from, provide any Confidential Information to or participate in any discussions or negotiations or cooperate with any Person (other than Buyer, its Affiliates and their respective Representatives) which could involve, directly or indirectly, any sale by (a) the Company of all or substantially all of its assets, or (b) Owners of any of its ownership interests in the Company.

     3.2 OBLIGATIONS OF OWNER. During the period from the Agreement Date through the Closing Date, Owner shall not, and Owner shall cause its officers, employees, directors and agents not to, (a) solicit, initiate or encourage the initiation of inquiries or proposals from, provide any Confidential Information to or participate in any discussions or negotiations or cooperate with any Person (other than Buyer, its Affiliates and their respective Representatives) which could involve, directly or indirectly, any sale by (i) Owner of any of its ownership interests in the Company, or (ii) the Company of all or substantially all of its assets, and (b) amend the Company Articles, bylaws, or any other organizational or governing document of the Company.

     3.3 JOINT OBLIGATIONS.

          3.3.1 Best Efforts. During the period from the Agreement Date through the Closing Date, each Party shall use its best efforts to take, or cause to be taken, all actions, and to do, or cause to be done, all things reasonably necessary, desirable or appropriate, including under applicable Laws, to fulfill its obligations under this Agreement and to make effective the transactions contemplated by this Agreement.

          3.3.2 Governmental Approvals/Consents.

               (a) Promptly following the Agreement Date, Owner and Buyer shall file with the Federal Trade Commission and the Department of Justice the notification required to be filed with respect to the transactions contemplated by this Agreement under the HSR Act. Buyer and Owner shall jointly pay the filing fees associated with the filing of such notification under the HSR Act. Each Party shall respond promptly to any requests for additional information made by such agencies and shall cooperate with the other Parties in making such filings and in responding to such information requests.

               (b) Promptly following the Agreement Date, each of Owner and Buyer shall file such documents as are necessary to obtain the approval of the DOI to the transactions contemplated by this Agreement. Each Party shall respond promptly to any requests for additional information made by the DOI and shall cooperate with the other Parties in making such filings and in responding to such information requests.

               (c) Promptly following the Agreement Date, the Company shall apprise the State Agency (and to the extent required, CMS) of the execution of this Agreement and shall file such documents as are necessary to obtain any consent from, or make any disclosures to, the State Agency (and to the extent required, CMS) regarding the transactions contemplated by this Agreement.

               (d) With respect to the obligations of Buyer, Owner and the Company in Sections 3.3.2(a), 3.3.2(b) and 3.3.2(c), each of them shall (i) promptly notify the other Parties of any written communication received from any Governmental Entity, (ii) if practicable, permit the other's respective counsel to review in advance any proposed written communication to any such Governmental Entity and incorporate the reasonable comments of such counsel, (iii) not participate in any substantive meetings or discussions with any such Governmental Entity in respect of any filing, investigation or inquiry concerning this Agreement or the transactions contemplated hereby without consulting with the other's respective counsel in advance, (iv) to the extent permitted by such Governmental Entity, give the other Parties the opportunity to participate in any such meetings or discussions, and (v) furnish the other Parties' respective counsel with copies of all correspondence, filings and written communications to or from any such Governmental Entity.

     3.4 AMENDED GOVERNING DOCUMENTS. If required by DOI or the State Agency, or if requested by Buyer, Owner and Company shall file Amended Articles. Buyer and Owner shall reasonably agree on such Amended Articles.

                                   ARTICLE IV
                              CONDITIONS TO CLOSING

     4.1 CONDITIONS TO BUYER'S OBLIGATIONS. Buyer's obligation to consummate the transactions to be performed by it in connection with the Closing is subject to satisfaction of each of the following conditions or the waiver thereof in writing by Buyer prior to the Closing:

          4.1.1 Receipt by Buyer of all deliverables required from the Company and Owner in Article I;

          4.1.2 No injunction, judgment, order, decree, ruling or charge shall be in effect which prevents the Closing;

          4.1.3 No event resulting in a Material Adverse Effect has occurred;

          4.1.4 The requisite waiting period, if any, under the HSR Act shall have expired or terminated;

          4.1.5 The DOI shall have approved the transactions contemplated by this Agreement;

          4.1.6 The Company shall have and maintain the Minimum Net Worth as of the Closing;

          4.1.7 The State Agency has awarded one or more Full-Risk Medicaid Contracts to the Company at reimbursement levels acceptable to Buyer in its sole discretion; and

          4.1.8 All corporate approvals (including the unconditional approval of UAHC's shareholders and board of directors) of this Agreement and all transactions contemplated herein (including the option to acquire the remaining Shares as set forth in the Shareholder Agreement), shall have been obtained in accordance with all applicable federal and state statutes and regulations related to the sale of all or substantially all of the assets of a corporation.

     4.2 CONDITIONS TO OWNER'S OBLIGATIONS. Owner's obligation to consummate the transactions to be performed by it in connection with the Closing is subject to satisfaction of each of the following conditions or the waiver thereof in writing by Owner prior to the Closing:

          4.2.1 Receipt by Owner of all deliverables required from Buyer in
Article 1;

          4.2.2 No injunction, judgment, order, decree, ruling or charge shall be in effect which prevents the Closing;

          4.2.3 The requisite waiting period, if any, under the HSR Act shall have expired or terminated;

          4.2.4 The DOI shall have approved the transactions contemplated by this Agreement;

          4.2.5 All required consents from, or disclosures to, the State Agency shall have been received or made; and

          4.2.6 The State Agency has awarded one or more Full-Risk Medicaid Contracts to the Company at reimbursement levels acceptable to Owner in its sole discretion.

     4.3 CONDITIONS TO THE COMPANY'S OBLIGATIONS. The Company's obligation to consummate the transactions to be performed by it in connection with the Closing is subject to satisfaction of each of the following conditions or the waiver thereof in writing by the Company prior to the Closing:

          4.3.1 No injunction, judgment, order, decree, ruling or charge shall be in effect which prevents the Closing;

          4.3.2 The requisite waiting period, if any, under the HSR Act shall have expired or terminated;

          4.3.3 The DOI shall have approved the transactions contemplated by this Agreement; and

          4.3.4 All required consents from, or disclosures to, the State Agency shall have been received or made.

                                    ARTICLE V
                             POST-CLOSING COVENANTS

     5.1 EXECUTION OF DOCUMENTS. In the event any further action is necessary or desirable to carry out the purposes of this Agreement following the Closing Date, each Party shall take such further action, including the execution and delivery of such further instruments and documents, as the other Party reasonably may request, all at the sole cost and expense of the requesting Party unless the requesting Party is entitled to indemnification for such action under this Agreement.

     5.2 BOOKS AND RECORDS. Following the Closing Date, the Company shall retain
(a) for the greater of (i) ten years, and (ii) the period required by applicable Laws, all medical and financial records relating to medical services provided to Enrollees, including for examination and audit by the State Agency and other authorized Governmental Entities, (b) until the applicable Tax statutes of limitation (including periods of waiver) have expired, all books, records and other documents required to support or document information contained on Tax Returns filed prior to the Closing Date or covering the period ending on the Closing Date, and (c) until the period a Claim can be asserted under Article VI, all books, records and other documents required to support or document the assertion or defense of any such Claim.

     5.3 FINANCIAL STATEMENTS. Within ninety (90) days after the Closing, the Company shall deliver complete and accurate copies of Financial Statements for the twelve months ending as of the Closing Date (or if the Closing Date is not the first of a month, then the Financial Statements shall be for the twelve months ending as of the first day of the next month immediately after the Closing Date). The Financial Statements shall be prepared in accordance with GAAP that accurately reflects the books and records of the Business and present fairly in all material respects the financial condition of the Company as of the Closing Date. In the event Buyer does not accept such Financial Statements within thirty (30) days of delivery, the parties shall meet and confer for an additional thirty (30) days and resolve any differences regarding such Financial Statements. In the event the parties cannot resolve any such differences, the Company shall obtain an audit of such Financial Statements from the current auditor of the Company (or an Affiliate), and such audit shall be conclusive and binding upon all of the parties.

                                   ARTICLE VI
                                 INDEMNIFICATION

     6.1 INDEMNIFICATION BY OWNER. Subject to Section 6.5, from and after the Closing Date, Owner shall indemnify and hold Buyer, its Affiliates (including the Company) and their respective officers, directors, agents and employees harmless from and against any and all Claims to the extent such Claims arise from or are related to (a) a breach by Owner or the Company of any representation or warranty of Owner or the Company in this Agreement, (b) any failure by Owner to perform or comply with any of the obligations of Owner in this Agreement, (c) any failure of the Company to perform or comply with any of its obligations under this Agreement, and (d) any Pre-Closing Liabilities.

     6.2 INDEMNIFICATION BY BUYER. Subject to Section 6.5.1, from and after the Closing Date, Buyer shall indemnify and hold Owner, its Affiliates (including the Company) and their respective officers, directors, agents and employees harmless from and against any and all Claims to the extent such Claims arise from or are related to (a) a breach by Buyer of any representation or warranty of Buyer in this Agreement, and (b) any failure by Buyer to perform or comply with any of the obligations of Buyer in this Agreement.

     6.3 NOTICE OF CLAIM FOR INDEMNIFICATION. Each Indemnitee shall notify the indemnifying Party in writing of any Claim that the Indemnitee has determined has given or could give rise to a Claim for indemnity under this Agreement (such written notice being hereafter referred to as a "Notice of Claim") promptly after the Indemnitee has made such a determination. In amplification of the foregoing:

          6.3.1 A Notice of Claim shall specify in reasonable detail the nature and estimated amount of any such Claim that the Indemnitee believes does, or could, give rise to a right of indemnification hereunder.

          6.3.2 Failure of an Indemnitee timely to give a Notice of Claim shall not release the indemnifying Party of its indemnity obligations except to the extent that such failure directly causes or results in additional damages, losses, liabilities or expenses, in which case the indemnifying Party shall be released of its indemnity obligations only to the extent of such additional damages, losses, liabilities or expenses.

          6.3.3 If the Indemnitee settles or compromises any such action or Claim prior to giving a Notice of Claim, the indemnifying Party shall be released of its indemnity obligations to the extent that the settlement or compromise was not made with the prior written consent of such indemnifying Party.

     6.4 DEFENSE OF UNDISPUTED CLAIMS. The indemnifying Party shall defend, in good faith and at its expense, each Claim encompassed by a Notice of Claim which it does not dispute. The Indemnitee, at its expense, shall have the right, but not the obligation, to participate in the defense of such Claim, it being understood thereby that settlement of such Claim shall, to the extent the settlement fully resolves such Claim, relieve the indemnifying Party from any requirement further to defend such Claim. In amplification of the foregoing:

          6.4.1 So long as the indemnifying Party is defending in good faith any such Claim, the Indemnitee shall not settle or compromise the Claim without the prior written consent of the indemnifying Party.

          6.4.2 The Indemnitee shall make available to the indemnifying Party and its Representatives all records and other materials reasonably required for use in defending against or otherwise contesting the Claim and shall cooperate in good faith with the indemnifying Party; the indemnifying Party shall keep the Indemnitee informed regarding the status and progress of the Claim and defense of the Claim.

          6.4.3 If the indemnifying Party does not defend any Claim encompassed by a Notice of Claim, the Indemnitee with respect thereto shall have no obligation to do so, but the Indemnitee shall be permitted to do so at the expense of the indemnifying Party without releasing or compromising the Indemnitee's rights against the indemnifying Party in respect of the Claim and, in such event, the Indemnitee may settle the Claim in any fashion determined by the Indemnitee in its sole discretion and the indemnifying Party shall be fully liable to the Indemnitee with respect thereto.

     6.5 DISPUTED CLAIMS FOR INDEMNIFICATION.6.5.1 In the event an indemnifying Party disputes the validity or extent of any request for indemnification under this Article VI and such dispute is not resolved amicably by or among the indemnifying Party and the Indemnitee(s), such dispute shall be resolved pursuant to Section 8.13.

     6.6 PAYMENT BY THE COMPANY. In the event the payment of any Claim is made by the Company, the indemnifying Party shall contribute an amount equal to such payment to the capital of the Company and shall not receive any additional Shares or interest in the Company.

     6.7 EXCLUSIVE REMEDY. After the Closing, except for the provisions of
Article II, the remedies provided in this Article VI shall be exclusive and enforceable in lieu of all other remedies for any breach of any representation, warranty, covenant, obligation, agreement or other provision of this Agreement.

     6.8 LIMITATIONS. Notwithstanding anything in this Agreement to the contrary, (a) each of Buyer and Owner shall be entitled to a credit or offset against any liability under this Article VI in the amount of $250,000, and (b) in no event shall the aggregate liability of Buyer or Owner arising under this
Article VI exceed the sum of the Purchase Price.

                                   ARTICLE VII
                                   TERMINATION

     7.1 TERMINATION OF AGREEMENT. This Agreement may be terminated at any time prior to the Closing by:

          7.1.1 Mutual written consent of Buyer and Owner;

          7.1.2 Buyer or Owner immediately upon written notice to the other Parties if (a) any Governmental Entity shall have enacted, promulgated or issued any statute, rule, regulation, ruling, writ, order or injunction which would prohibit or render illegal the consummation of the transactions contemplated by this Agreement, or (b) any authorizations, consents or approvals of any Governmental Entity, including the DOI, the State Agency and the Federal Trade Commission (with respect to the HSR Act), which are required to permit the Closing to take place pursuant to the provisions of this Agreement are denied or granted with conditions or requirements which are materially adverse to the terminating Party and all appeals and means of appeal therefrom have been exhausted;

          7.1.3 Buyer if a material breach of any provision of this Agreement has been committed by Owner or the Company and such breach has not been (a) waived in writing by Buyer, (b) cured by the breaching Party to the reasonable satisfaction of Buyer within 15

Business Days after service by Buyer of a written notice upon the breaching Party which describes the nature of such breach with reasonable particularity (with a copy of such notice being provided to all Parties), or (c) the reimbursement rates proposed by the State Agency for services under the Full-Risk Medicaid Contract(s) are not adequate as determined by Buyer in its sole discretion;

          7.1.4 Owner if a material breach of any provision of this Agreement has been committed by Buyer and such breach has not been (a) waived in writing by Owner, or (b) cured by Buyer to the reasonable satisfaction of Owner within 15 Business Days after service by Owner of a written notice upon Buyer which describes the nature of such breach with reasonable particularity (with a copy of such notice being provided to all Parties), or (c) the reimbursement rates proposed by the State Agency for services under the Full-Risk Medicaid Contract(s) are not adequate as determined by Owner in its sole discretion; or

          7.1.5 Buyer or Owner immediately upon written notice to the other Parties if the Closing has not occurred on the earlier of (i) a final decision by the State Agency to award the Full-Risk Medicaid Contracts to an unrelated third party or parties, or (ii) July 1, 2008.

     7.2 EFFECT OF TERMINATION. In the event this Agreement is terminated pursuant to Section 7.1, all rights and obligations of the Parties hereunder shall terminate without any liability of any Party to the other Parties; provided, however, (a) a Party in breach of this Agreement shall remain liable for damages resulting from such breach, and (b) the provisions of this Section 7.2, 8.2, 8.10 and 8.13 shall survive any termination of this Agreement.

                                  ARTICLE VIII
                                  MISCELLANEOUS

     8.1 CONSTRUCTION.

          8.1.1 The Parties have participated jointly in the negotiation and drafting of this Agreement. In the event an ambiguity or question of intent or interpretation arises, this Agreement shall be construed as if drafted jointly by the Parties and no presumption or burden of proof shall arise favoring or disfavoring any Party by virtue of the authorship of any of the provisions of this Agreement.

          8.1.2 Unless the context of this Agreement otherwise requires, the following shall be applicable herein: (a) words using the singular or plural number also include the plural or singular number, respectively; (b) headings and titles of Articles, Sections, Exhibits and Sections of the Disclosure Schedule are included for convenience only and shall not be considered a part of this Agreement when interpreting or enforcing this Agreement; (c) references to Sections, Articles and Exhibits are to the applicable Sections, Articles and Exhibits of this Agreement; (d) use of the word "including" shall be illustrative rather than exclusive and shall be interpreted in all instances to mean "including, without limitation;" and (e) the predicate of any noun or pronoun shall be the immediately preceding noun.

     8.2 PRESS RELEASES AND PUBLIC ANNOUNCEMENTS. Without the prior written approval of each of the Parties, no Party, either prior to or after the Closing, shall issue, or consent to or cooperate with the issuance by a third party of, a press release or other public announcement regarding (a) the execution of this Agreement, or (b) any or all of the transactions contemplated by this Agreement; provided, however, nothing herein shall preclude a Party from complying with its or his respective responsibilities under applicable Laws.

     8.3 ENTIRE AGREEMENT. Except as set forth in the Confidentiality Agreement, this Agreement (a) constitutes the entire understanding and agreement of the Parties with respect to the subject matter hereof, and (b) supersedes all prior negotiations, correspondence, discussions and agreements, written or oral, among the Parties with respect to the subject matter hereof.

     8.4 NO THIRD-PARTY BENEFICIARIES. None of the provisions contained in this Agreement are intended by the Parties, nor shall they be deemed, to confer any benefit on any person or entity not a Party to this Agreement other than any Person entitled to indemnification under Article VI.

     8.5 FURTHER ASSURANCES. From and after the Agreement Date, each Party shall execute and deliver such additional documents and other instruments and do all such other acts and things as reasonably may be necessary or otherwise appropriate to effect and implement the transactions contemplated by this Agreement.

     8.6 SUCCESSORS AND ASSIGNS. All of the terms and provisions of this Agreement shall be binding upon, inure to the benefit of and be enforceable by the respective successors, assigns and heirs of the Parties.

     8.7 ASSIGNMENT. No Party shall have the right to assign this Agreement without the prior written consent of each of the other Parties and any attempted assignment of this Agreement by any of the Parties without such prior written consents shall be of no force or effect.

     8.8 AMENDMENT. This Agreement may not be amended or modified unless pursuant to a written instrument which refers specifically to this Agreement and is executed by the Parties.

     8.9 NOTICES.

          8.9.1 Any notice or other instrument which is required or permitted to be given under this Agreement to a Party shall be deemed sufficiently given if
(a) delivered personally, (b) sent by registered or certified U.S. Mail, return receipt requested and postage prepaid, (c) sent by national overnight delivery service (such as FedEx) with charges prepaid, or (d) sent by telefax, in each instance, addressed and delivered personally or sent for delivery as set forth on Exhibit B attached hereto, subject, however, to changes as provided in
Section 8.9.2.

          8.9.2 Each Party shall have the right, from time-to-time, to change
(a) its or his address, (b) the person to whose attention notices and other communications are to be given, (c) its or his telefax number, and (d) the entity, and particulars regarding such entity, to which copies of notices and other communications to such Party are to be given, in each instance by written notice thereof to the other Parties.

          8.9.3 Any notice or copy thereof (a) personally delivered shall be deemed given when received by the intended recipient, (b) sent by telefax shall be deemed given when so sent to the intended recipient, provided the original of such notice or copy thereof is given by another means specified in Section 8.9.1, and (c) sent by registered or certified U.S. Mail or an overnight delivery service shall be deemed given on the earlier of the date of receipt by the intended recipient or three days after the date on which such notice or copy thereof is sent.

     8.10 EXPENSES AND ATTORNEYS' FEES. Each Party shall be responsible exclusively for its own costs and expenses relating to (i) the negotiation and preparation of this Agreement, (ii) the conduct of any due diligence in connection with the transactions contemplated by this Agreement, (iii) any actions taken to consummate the transactions contemplated by this Agreement, and
(iv) fulfillment of its obligations under this Agreement, in each instance whether the Closing occurs, and (b) in no event shall any Party be responsible for the fees of, or the costs and expenses incurred by, a Representative of another Party.

     8.11 WAIVERS. No consent or waiver, express or implied, by any Party to or for any breach or default by any other Party(ies) or the performance by any other Party(ies) of their obligations under this Agreement shall be deemed or construed to be a consent or waiver to or of any other breach or default in the performance by such Party(ies) of the same or any other obligations of such Party(ies) hereunder. To be effective, all such consents and waivers shall be in writing and executed by the Party(ies) giving the consent or waiver. All such consents and waivers shall be construed strictly. Except to the extent expressly provided to the contrary herein, failure on the part of any Party to complain of any act or failure to act of another Party(ies) or to declare another Party(ies) in default, irrespective of how long such failure continues, shall not constitute a waiver by such Party of its rights hereunder.

     8.12 SEVERABILITY. If any term, provision, condition or covenant of this Agreement or the application thereof to any Party or circumstance shall be held to be invalid or unenforceable to any extent in any jurisdiction, the remainder of this Agreement and the application of such term, provision, condition or covenant in any other jurisdiction or to persons or circumstances other than those as to whom or which it is held to be invalid or unenforceable, shall not be affected thereby, and each term, provision, condition and covenant of this Agreement shall be valid and enforceable to the fullest extent permitted by Law.

     8.13 BINDING ARBITRATION. Any Claim by a Party or an Indemnitee against another Party or Indemnitee, inclusive of a dispute under Article VI, arising out of or relating to this Agreement or the breach thereof which is not resolved amicably by the parties involved in the Claim shall be resolved exclusively by arbitration in accordance with the following provisions:

          8.13.1 Arbitration shall (a) take place in Memphis, Tennessee, and (b) be administered by the American Arbitration Association.

          8.13.2 Petitioner(s) shall indicate intent to commence arbitration of a Claim by giving written notice of such intent to the Respondent(s).

          8.13.3 If the Petitioner(s) and Respondent(s) are unable to resolve the Claim within 15 Business Days following the receipt by the Respondent(s) of the notice identified in Section 8.13.2, arbitration shall commence upon the delivery by the Petitioner(s) to the Respondent(s) of a petition complying with the Arbitration Rules and setting forth at a minimum

(a) the acts or omissions complained of, (b) the Section or Sections of this Agreement breached or otherwise involved, and (c) the relief sought. The Respondent(s) shall respond to such petition in conformity with the Arbitration Rules and counterclaims and cross-petitions shall be permitted if timely filed and served.

          8.13.4 The arbitration shall be conducted in conformance with the Arbitration Rules except as otherwise provided in this Section 8.13; provided, however, (a) the Petitioner(s) and Respondent(s) may provide any instructions to the arbitrator(s) which deviate from the Arbitration Rules as the Petitioner(s) and Respondent(s) may mutually agree, and (b) unless the Petitioner(s) and Respondent(s) mutually agree otherwise, they shall have the right to conduct discovery in any manner and to the extent authorized by the Federal Rules of Civil Procedure as interpreted by the Federal courts in the Western District of Tennessee.

          8.13.5 If the Petitioner(s) and Respondent(s) are able to agree upon a single arbitrator within ten Business Days following commencement of the arbitration, such individual shall serve as the arbitrator.

          8.13.6 If the Petitioner(s) and Respondent(s) are unable to agree timely upon a single arbitrator, there shall be three arbitrators designated as follows: (a) Petitioner(s) shall designate one arbitrator; (b) Respondent(s) shall designate one arbitrator; and (c) the respective arbitrators designated by the Petitioner(s) and Respondent(s) shall select a third arbitrator within ten Business Days following the date on which the last of them is designated; provided, however, if the respective arbitrators designated by the Petitioner(s) and Respondent(s) are unable to agree timely upon the selection of a third arbitrator, the third arbitrator shall be appointed by the commercial panel of the American Arbitration Association.

          8.13.7 In the event a single arbitrator is used, the written decision of that arbitrator shall be final and binding upon the Petitioner(s) and Respondent(s). In the event three arbitrators are used, the written decision of at least two of the three arbitrators shall be final and binding upon the Petitioner(s) and Respondent(s).

          8.13.8 With respect to any award in arbitration, the arbitrator(s):

               (a) Shall issue an award in writing which (i) sets forth findings of fact, (ii) resolves each specific Claim, (iii) attaches a reasoned opinion, and (iv) is signed by the single arbitrator or by at least two of the three arbitrators, as the case may be;

               (b) Shall have no authority to award punitive damages;

               (c) May not award money damages unless the notice identified in
Section 9.13.2 is delivered within two years after the right of action accrues or, in the case of a counterclaim or cross-petition, within two years after the delivery of such counterclaim or cross-petition, provided, however, for purposes of computing this limitation period, all periods during which facts material to the right of action are not known and reasonably could not be known by the Petitioner(s) or Respondent(s) seeking money damages shall be excluded;

               (d) May compel specific performance by the Petitioner(s) or the Respondent(s) of their respective obligations under this Agreement or award injunctive relief to restrain any breach of this Agreement by a Petitioner or Respondent, in each instance without the necessity of the Petitioner(s) (i) alleging or proving damages as a result of the breach, or (ii) posting any bond; provided, however, seeking or obtaining equitable relief shall not preclude a party to the arbitration from also seeking or obtaining an award for money damages in the arbitration subject to Sections 9.13.8(b) and 9.13.8(c);

               (e) Shall adjust any award to assure that no Petitioner(s) or Respondent(s) obtains double recovery for any amounts duplicative of amounts for which such party, directly or indirectly, has already received credit (i) under another adjustment mechanism set forth in this Agreement, or (ii) in the calculation of the Final Closing Date Net Worth; and

               (f) Shall assess to the non-prevailing party(ies) all (i) administrative fees and expenses of the arbitrator(s) and the arbitration, and
(ii) fees and expenses incurred by the prevailing party(ies) in connection with the arbitration; provided, however, the arbitrator(s) in its(their) discretion may equitably allocate such fees and expenses between or among the Petitioner(s) and Respondent(s).

          8.13.9 Judgment upon an award in arbitration may be entered in any court of competent jurisdiction in the United States.

     8.14 RECITALS. Each recital to this Agreement is incorporated into and shall constitute an integral part of this Agreement.

     8.15 EXHIBITS AND DISCLOSURE SCHEDULE. Each Exhibit and the Disclosure Schedule shall be incorporated into, and shall constitute an integral part of, this Agreement by this reference thereto.

     8.16 DISCLOSURE. At all times after the date of the shareholder approval described in Section 4.1.8, UAHC shall comply in all material respects with the applicable requirements of the Securities Act of 1933, as amended from time to time, and the Securities and Exchange Act of 1934, as amended from time to time, and the applicable rules and regulations of the SEC promulgated thereunder, with respect to the disclosure of the existence of this Agreement, the Shareholder Agreement (and the option granted to Buyer therein).

     8.17 COUNTERPARTS. This Agreement may be executed in one or more counterparts, each of which shall be deemed an original, and all of which together shall constitute one and the same instrument.

                      [SIGNATURE PAGE IMMEDIATELY FOLLOWS]

                     [SIGNATURE PAGE TO PURCHASE AGREEMENT]

     IN WITNESS WHEREOF, the Parties have executed this Agreement as of the date first above written.

     THIS AGREEMENT CONTAINS A BINDING ARBITRATION PROVISION THAT MAY BE ENFORCED BY THE PARTIES.

BUYER:                                  THE COMPANY:


By: /s/ John C. Molina                 By: /s/ Stephen D. Harris
    ---------------------------------      -------------------------------------
Name: John C. Molina                   Name: Stephen D. Harris
Title: Chief Financial Officer         Title: Chief Financial Officer


UAHC (OWNER):                           UTAT (OWNER):


By: /s/ William C. Brooks               By: /s/ William C. Brooks
    ---------------------------------       ------------------------------------
Name: William C. Brooks                 Name: William C. Brooks
Title: Chairman and Chief Executive     Title: Chairman and Chief Executive
       Officer                                 Officer

                                    EXHIBIT A
                                   DEFINITIONS

     "AFFILIATE" means any Person who or which, directly or indirectly, controls, is controlled by or is under common control with, the referenced Person. For purposes of this definition, the term "control" (including "controlled by" or "under common control with") includes the authority to (a) approve the admission of a majority of the members, shareholders or partners of the referenced Person, or (b) appoint, elect or approve a majority of the Board of the referenced Person.

     "AFFILIATE AGREEMENTS" means (i) the agreement executed by and among Buyer (or an Affiliate of Buyer) and the Company regarding the administrative and management services to be provided by Buyer to the Company, and (ii) the agreement executed by and among Owner (or an Affiliate of Owner) and the Company regarding the administrative and management services to be provided by Owner to the Company. The form of such Affiliate Agreements is attached hereto as Exhibit C, and the Affiliate Agreements shall be effective as of the Closing.

     "AGREEMENT" has the meaning set forth in the preface to the purchase agreement to which this Exhibit A is attached.

     "AGREEMENT DATE" has the meaning set forth in the preface to the Agreement.

     "AMENDED ARTICLES" means amendments to the articles of incorporation of the Company as set forth in Section 3.4, and which are to become effective as of the Closing.

     "ARBITRATION RULES" means the Commercial Arbitration Rules of the American Arbitration Association.

     "BENEFIT PLAN" means (a) each health, dental, disability, life or other insurance, (b) all supplemental unemployment benefits, and (c) each profit-sharing, pension or retirement plan, program, agreement or arrangement, in each instance, sponsored, maintained or contributed to or required to be contributed to by the Company for the benefit of Employees, former employees of the Company or employees of the Company on the Agreement Date who are not Employees.

     "BOARD" means the Board of Directors, Board of Managers, Board of Trustees or similar governing body of the referenced Person.

     "BUSINESS" means all of the operations conducted by the Company, including arranging for the provision of comprehensive health care services pursuant to the terms of the Medicaid Contract and Medicare Contract.

     "BUSINESS DAY" means any day other than Saturday, Sunday or any day on which banks in the City of New York, New York are closed.

     "BUYER" has the meaning set forth in the preface to the Agreement.

     "CLAIM" means any and all liabilities (whether asserted or unasserted, absolute or contingent), obligations, losses, damages, deficiencies, demands, disputes, claims, fines, penalties, interest, assessments, judgments, Liens, charges, orders, decrees, rulings, dues, assessments, Taxes, actions, injunctions, proceedings and suits of whatever kind and nature and all costs and expenses relating thereto, including fees and expenses of counsel, accountants and other experts, and other expenses of investigation and litigation.

     "CLOSING" means consummation of the transaction whereby Buyer purchases the Shares from Owner pursuant to the provisions of this Agreement.

     "CLOSING DATE" means the date on which the Closing occurs.

     "CMS" means the Centers for Medicare and Medicaid Services.

     "CODE" means the Internal Revenue Code of 1986, as amended.

     "THE COMPANY" has the meaning set forth in the preface to the Agreement.

     "THE COMPANY ARTICLES" means the articles of incorporation in effect as of the Agreement Date.

     "CONFIDENTIAL INFORMATION" means, to the extent not generally available or ascertainable from public or published information or trade sources or not a part of the public domain, the following information related to the Company or the Business: (a) financial statements, (b) rate, price, cost and expense data,
(c) trade secrets, (d) strategic planning information, (e) Enrollee information,
(f) agreements with providers and third party payors, (g) employee lists, (h) vendor lists, and (i) all other information of a proprietary nature.

     "CONFIDENTIALITY AGREEMENT" means that certain Mutual Confidentiality and Non-Disclosure Agreement dated October 1, 2007, between Buyer and Owner.

     "CONTRACT" means any contract, agreement, arrangement, understanding or instrument, whether oral or written.

     "DESIGNATED CONTRACTS" means those Contracts identified in Section 3.4.17 of the Disclosure Schedule.

     "DISCLOSURE SCHEDULE" means the series of disclosures made by the Company and/or Owner to Buyer on a document titled "Disclosure Schedule" and attached hereto (or, in certain cases as identified in such attachment, by cd-rom).

     "DOI" means the Tennessee Department of Commerce and Insurance.

     "EMPLOYEE" means an employee of the Company on the Closing Date.

     "EMPLOYMENT AGREEMENT" means a contract, offer letter or agreement of the Company with any Employee, former employee of the Company or employee of the Company on the Agreement Date who is not an Employee pursuant to which the Company has any actual or contingent liability or obligation to provide compensation or benefits in consideration for past, present or future services (including payments in connection with the transactions contemplated by this Agreement).

     "ENROLLEES" means those individuals enrolled in the Medicaid and/or Medicare managed care health plan established and maintained by the Company.

     "ENVIRONMENTAL, HEALTH AND SAFETY REQUIREMENTS" means all Federal, state and local statutes, laws, rules, regulations and ordinances concerning public health and safety, worker health and safety, environmental regulation or control and pollution or protection of the environment, including all those relating to the presence, use, production, generation, handling, transportation, treatment, storage, disposal, distribution, labeling, testing, processing, discharge, release, threatened release, control or cleanup of any Hazardous Substances, as such requirements are enacted and in effect on or prior to the Closing Date.

     "ERISA" means the Employee Retirement Income Security Act of 1974, as amended.

     "FINANCIAL STATEMENTS" means the financial reports described in Section 2.4.11.

     "FULL-RISK MEDICAID CONTRACT(S)" means one or more contracts to be executed by the Company with the State Agency to provide comprehensive medical services on a capitated, full-risk basis to Medicaid beneficiaries in either or both the Western Grand Region of Tennessee or Eastern Grand Region of Tennessee.

     "GAAP" means United States generally accepted accounting principles as in effect from time to time, consistently applied.

     "GOVERNMENTAL ENTITY" means any Federal, state, regional, county, municipal or local court, agency, department, division, board, bureau or commission or other governmental or regulatory authority.

     "HAZARDOUS SUBSTANCE" means petroleum, petroleum by-products, polychlorinated biphenyls and any other chemicals, materials, substances or wastes which are currently defined or regulated as "hazardous substances," "hazardous materials," "hazardous wastes," "extremely hazardous wastes," "restricted hazardous wastes," "toxic substances," "toxic pollutants," "toxic air pollutants," "hazardous air pollutants," "pollutants" or "contaminants" under any Law.

     "HIPAA" means the Health Insurance Portability and Accountability Act of 1996, as amended, and the rules and regulations promulgated thereunder.

     "HSR ACT" means the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended, and the rules and regulations promulgated thereunder.

     "IBNR" means the actuarial estimate of Medical Claims which remain unpaid, including (a) undisputed Medical Claims reported to the Company, (b) Medical Claims reported to the Company but disputed by the Company, and (c) Medical Claims incurred but not yet reported to the Company.

     "INDEMNITEE" means a Person entitled to indemnification pursuant to Sections 6.1 or 6.2, as the case may be.

     "INTELLECTUAL PROPERTY" means any United States or foreign trademarks, trade names, service marks, Internet domain names, copyrights, inventions, patents, trade secrets, know-how, proprietary processes, formulae, customer lists, confidential information, computer software, databases, technology and all other intellectual property rights, and any applications or registrations relating to any of the foregoing and the goodwill relating to any of the foregoing.

     "KNOWLEDGE OF BUYER" means the actual knowledge of Buyer's Chief Executive Officer, Chief Operating Officer or Chief Financial Officer after reasonable inquiry of any employees of Buyer who have principal responsibility for the matter in question or are otherwise likely to have information relevant to the matter.

     "KNOWLEDGE OF OWNER" means the actual knowledge of Owner's Chief Executive Officer, Chief Operating Officer or Chief Financial Officer after reasonable inquiry of any employees of Owner who have principal responsibility for the matter in question or are otherwise likely to have information relevant to the matter.

     "LAWS" means all applicable Federal, state and local laws, policies, rules, regulations, orders, guidance, interpretations, manuals and communications, including Medicaid, Medicare, the State HMO Law, HIPAA, the Environmental, Health and Safety Requirements and the Securities Act.

     "LEASES" means all leases and other agreements (written or oral), including all amendments, extensions, renewals, guarantees and other agreements with respect thereto in which the Company is the lessee or lessor.

     "LICENSE" means any franchise, approval, permit, order, authorization, consent, license, registration or filing, certificate, variance and any other similar right obtained from or filed with any Governmental Entity.

     "LIEN" means any mortgage, pledge, lien, charge, security interest, defect of title, encroachment, adverse claim of ownership or use, deficiency, exception, restriction on transfer (such as a right of first refusal) or other encumbrance of any kind or character.

     "MATERIAL ADVERSE EFFECT" means any event, occurrence, circumstance, change or other matter which, individually or in the aggregate with any other events, occurrences, circumstances, changes or other matters, has, or is reasonably likely to have, (a) an adverse monetary effect on the Business or the prospects of the Business exceeding $1,000,000 during the period commencing on the Agreement Date and ending on the Closing Date, exclusive of Medical Claims, or
(b) an adverse effect on the ability of any Party to consummate the transactions contemplated by this Agreement.

     "MEDICAID" means the Federal-State health insurance programs administered by the State through the State Agency which provide medical assistance to eligible persons covered under Title XIX and Title XXI (including the State Children's Health Insurance Program) of the Social Security Act.

     "MEDICAID CONTRACT" means the agreement between the State Agency and the Company, as amended from time to time, pursuant to which the Company provides administrative services to the State Agency.

     "MEDICAL CLAIMS" means all medical claims, liabilities or other obligations incurred by the Company on or prior to the Closing Date in connection with the provision of covered health care services to Enrollees.

     "MEDICARE" means the Federal health insurance program administered by CMS as Medicare Advantage and that provides medical assistance to eligible persons.

     "MEDICARE CONTRACT" means the contract between the Company and CMS effective as of January 1, 2008, and as amended from time to time, pursuant to which the Company provides comprehensive health care services to Medicare Enrollees.

     "MINIMUM NET WORTH" means Fifteen Million Dollars ($15,000,000) in statutory net worth as determined in accordance with SAP (provided, however, for purposes of this Agreement, no credit shall be given to any sums attributed to deferred tax assets or goodwill), and such determination shall be subject to post-close adjustments made within six months following the Closing Date that reconcile accrued amounts at the close with actual amounts.

     "NOTICE OF CLAIM" has the meaning set forth in Section 6.3.

     "ORDINARY COURSE OF BUSINESS" means the conduct of the Business in a commercially reasonable manner in the ordinary course consistent with past practices and in compliance in all material respects with applicable Laws and contractual obligations.

     "OWNER" has the meaning set forth in the preface to the Agreement.

     "PARTY" or "PARTIES" has the meaning set forth in the preface to the Agreement.

     "PERMITTED LIENS" means (a) liens for current Taxes not yet due and payable or for current Taxes which the taxpayer is contesting in good faith through appropriate proceedings and for which appropriate reserves have been established in accordance with GAAP, (b) purchase money liens and liens securing rental payments under capital lease arrangements, arising in each case in the Ordinary Course of Business, that would not, individually or in the aggregate, materially interfere with the present use of or materially impair the value of the affected assets or properties, (c) liens of landlords, mechanics, materialmen, workmen, repairmen, warehousemen and carriers arising in the Ordinary Course of Business which are not overdue and which would not, individually or in the aggregate, materially interfere with the present use of or materially impair the value of the affected assets or properties, and (d) all applicable zoning, building and similar laws which are not violated by current occupancy or use and which would not, individually or in the aggregate, materially interfere with the present use of or materially impair the value of the affected assets or properties.

     "PERSON" means an individual, partnership, corporation, limited liability company, an unincorporated association, joint stock company, trust, joint venture and any other entity, including a Governmental Entity.

     "PETITIONER" means a Party or an Indemnitee asserting a Claim in arbitration pursuant to Section 8.13.

     "PRE-CLOSING LIABILITIES" means liabilities or obligations, direct or indirect, absolute or contingent, known or unknown, whether or not accrued, arising from or related to the operations of the Business prior to the Closing Date other than liabilities or obligations (a) accrued or reserved for on the balance sheets included in the Financial Statements, or (b) set forth in the Disclosure Schedule.

     "PROVIDER" means any physician, hospital, skilled nursing facility, home health agency or other Person or network of Persons who or which is engaged in providing or arranging for the provision of health care or related services or supplies to or for the benefit of the Company.

     "PROVIDER AGREEMENTS" means Contracts entered into with Providers by the Company for the provision of health care or related services or supplies to Enrollees.

     "PURCHASE PRICE" means a sum equal to (i) $4,500,000 in the event the Company executes one (1) Full-Risk Medicaid Contract, or (ii) $18,040,000 in the event the Company executes two (2) Full-Risk Medicaid Contracts.

     "REPRESENTATIVE" means, with respect to any Person, any manager, director, officer, employee, lender, partner or agent, including any accountant, consultant, banker, attorney or financial advisor, of such Person.

     "RESPONDENT" means a Party or Indemnitee against whom or which a Claim is asserted by a Petitioner or Petitioners.

     "SAP" means statutory accounting principles as codified by the National Association of Insurance Commissioners subject to the exceptions mandated by the DOI.

     "SECURITIES ACT" means the Securities Act of 1933, as amended, and the rules and regulations promulgated thereunder.

     "SHARES" means the issued and outstanding shares to be issued by the Company to Buyer and that represent the percentage interest set forth in Section 2.4.9(a).

     "SHAREHOLDER AGREEMENT" means the agreement executed by and among Buyer, Owner, and the Company to be effective as of the Closing regarding the rights and obligations of the parties as shareholders in the Company. The form of such Shareholder Agreement is attached hereto as Exhibit D, and the Shareholder Agreement shall be effective as of the Closing.

     "STATE" means the State of Tennessee.

     "STATE AGENCY" means the State Department of Finance and Administration, Bureau of TennCare.

     "STATE HMO LAW" means the Tennessee statutes and regulations regulating health maintenance organizations, as amended from time to time.

     "TAX ALLOCATION AGREEMENT" means the agreement executed by Owner and certain of its subsidiaries, including the Company, governing the allocation of Federal income taxes among Owner (as the parent) and its current and future subsidiaries that are required under the Code to file consolidated income tax returns.

     "TAX CLAIM" means any pending or threatened audit or assessment, suit, proposed adjustment, deficiency, dispute, administrative or judicial proceeding or other similar claim by a taxing authority related to Taxes.

     "TAXES" means (a) all net income, gross income, gross receipts, sales, use, ad valorem, franchise, profits, license, lease, service, service use, withholding, employment, payroll, earnings, net worth, unemployment insurance, Social Security, Medicare, excise, severance, transfer, value added, documentary, mortgage, registration, stamp, occupation, real or personal property, environmental, premium, property, windfall profits, customs, duties and other taxes, fees, levies, assessments or charges of any kind whatsoever, together with any interest, penalties, fines and other additions with respect thereto, imposed by any Federal, state or local government, (b) any penalties, interest, fines or other additions to tax for the failure to collect, withhold, file or pay over any of the foregoing, or to file any Tax Return which is untrue, incorrect or incomplete, and (c) amounts which could become payable, in whole or in part, by a person liable with respect to the items identified in subparagraphs (a) and (b) immediately above (including any obligation in connection with (i) a duty to collect, withhold or pay over any Tax, (ii) any obligation to contribute to the payment of any Taxes determined on a consolidated, combined or unitary basis, (iii) any liability as a transferee, or
(iv) any liability as a result of any express or implied obligation to indemnify or pay the Tax obligations of another person). "Tax" means any one of the foregoing Taxes.

     "TAX RETURNS" means (a) all reports, declarations, filings, questionnaires, estimates, returns, information statements and similar documents relating to, or required to be filed in respect of, any Taxes, including any amendments thereof, and (b) any statements, returns, reports or similar documents required to be filed pursuant to Part III of Subchapter A of Chapter 61 of the Code or pursuant to any similar income, excise or other tax provision of Federal, state or local law, including any amendments thereof. "Tax Return" means any one of the foregoing Tax Returns.

     "TERRITORY" means the State of Tennessee.

     "THIRD PARTY" means any Person other than a Party or an Affiliate of a Party.

     "TRANSFER TAXES" means any sales, use, transfer, stamp, registration, documentary, recording or similar Taxes, if any, together with any interest, penalties, fines, costs, fees, additions to tax or additional amounts with respect thereto, incurred in connection with the transactions contemplated by this Agreement.

                                    EXHIBIT B
                                     NOTICES

IF TO THE COMPANY:   UAHC HEALTH PLAN
                     ATTN: PRESIDENT
                     1769 PARAGON DRIVE, SUITE 100
                     MEMPHIS, TN 38132

IF TO OWNER:         UNITED AMERICAN OF TENNESSEE, INC.
                     ATTN: CHIEF FINANCIAL OFFICER
                     300 RIVER PLACE, SUITE 4950
                     DETROIT, MI 48207

WITH A COPY TO:      HONIGMAN MILLER SCHWARTZ AND COHN LLP
                     ATTN: ALEX L. PARRISH
                     2290 FIRST NATIONAL BUILDING
                     DETROIT, MI 48226

IF TO BUYER:         MOLINA HEALTHCARE, INC.
                     ATTN: CHIEF FINANCIAL OFFICER
                     200 OCEANGATE, SUITE 100
                     LONG BEACH, CA 90802-4317

WITH A COPY TO:      MOLINA HEALTHCARE, INC.
                     LEGAL AFFAIRS DEPARTMENT
                     ATTN: CHIEF LEGAL OFFICER
                     2277 FAIR OAKS BOULEVARD, SUITE 440
                     SACRAMENTO, CA 95825

IF TO UAHC:          UNITED AMERICAN HEALTHCARE CORPORATION
                     ATTN: CHIEF FINANCIAL OFFICER
                     300 RIVER PLACE, SUITE 4950
                     DETROIT, MI 48207

WITH A COPY TO:      HONIGMAN MILLER SCHWARTZ AND COHN LLP
                     ATTN: ALEX L. PARRISH
                     2290 FIRST NATIONAL BUILDING
                     DETROIT, MI 48226

                                    EXHIBIT C
                              AFFILIATE AGREEMENTS

              (Omitted from Exhibit 10.1 to Form 8-K Current Report
                    of United American Healthcare Corporation
                   dated March 24, 2008, because not material)

                                    EXHIBIT D
                              SHAREHOLDER AGREEMENT

                                    EXHIBIT D
                              SHAREHOLDER AGREEMENT

                       UAHC HEALTH PLAN OF TENNESSEE, INC.

                              SHAREHOLDER AGREEMENT

     This Shareholder Agreement (this "Agreement") is dated as of _________, 2008, and is executed on the dates set opposite the signatures below by and among the persons who own (or will own once they are issued) all of the Shares (as defined below) (each a "Shareholder," collectively the "Shareholders") and UAHC Health Plan of Tennessee, Inc., a Tennessee corporation (the "Corporation").

                                    RECITALS

     A. Pursuant to that certain Purchase Agreement dated as of March 24, 2008 ("Purchase Agreement"), Molina Healthcare, Inc., a Delaware corporation ("MHI") has agreed to acquire _________ shares of capital stock of the Corporation from United American of Tennessee, Inc., a Tennessee corporation ("UAHC"), upon the condition, among others, that the Shareholders and the Corporation enter in this Agreement.

     B. Upon the closing of the purchase agreement described above, the Shareholders will own all of the issued and outstanding shares of capital stock of the Corporation (the "Shares").

     C. In order to facilitate the management of the Corporation, the implementation of any administrative services agreements among the Shareholders and the Corporation, and the ability of the Corporation to effectively govern its affairs, the Shareholders and the Corporation desire to enter into this Agreement.

                                    AGREEMENT

                                    ARTICLE 1

                               GENERAL PROVISIONS

     1.1 RESTRICTION ON TRANSFER. To accomplish the purpose of this Agreement, any transfer, conveyance, sale, gift, assignment, pledge, mortgage, hypothecation, encumbrance, exchange, or alienation of any of the Shares, whether voluntary, involuntary or by operation of law (in each event a "Transfer"), other than according to the terms of this Agreement is void and transfers no right, title or interest in or to any of these shares to the purported transferee, buyer, donee, assignee, pledgee, or encumbrance holder. This Agreement is made with respect to all of the Shares, whether outstanding now or at any later date. Each Shareholder shall have the right to vote Shares owned of record in such Shareholder's name and to receive dividends payable on such Shares until such Shares are sold or transferred as provided in this Agreement.

     1.2 AGREEMENT AVAILABLE FOR INSPECTION. An original of this Agreement, duly executed by the Corporation and each of the Shareholders, shall be delivered to the Secretary of the Corporation, maintained by the Secretary at the principal executive office of the Corporation, and made available for inspection by any person requesting to see it.

     1.3 LEGEND ON SHARE CERTIFICATE. Each Shareholder agrees that the certificates representing Shares (and any certificates issued pursuant to Section 3.3) shall display the following legend in a prominent manner:

     Notice is hereby given that the transfer, sale, assignment, hypothecation, encumbrance, or alienation of the shares represented by this certificate is restricted by a Shareholder Agreement among this Corporation and all the Shareholders of this Corporation.

     A copy of such agreement is available for inspection during normal business hours at the principal executive office of the Corporation. All the terms and provisions of such agreement are hereby incorporated by reference and made a part of this certificate.

     The shares represented by this certificate have been acquired for investment and have not been registered under the Securities Act of 1933, as amended. The shares represented by this certificate have been issued pursuant to an exemption from qualification under the Tennessee Securities Law, as amended.

                                    ARTICLE 2

                    OWNERSHIP, VESTING AND PURCHASE OF SHARES

     2.1 OWNERSHIP OF SHARES. After Closing, as defined in the Purchase Agreement, the Shareholders will own all of the Shares as follows:

     MHI - ______ shares

     UAHC - _____ shares

     2.2 RIGHT OF FIRST REFUSAL. Except as provided in this Agreement, each of the Shareholders agrees not to Transfer any Shares by any means without offering to Transfer such Shares to the other Shareholder as set forth in this Section.

          (a) Pursuant to the terms and conditions set forth in this Section, each of the Shareholders (the "Selling Shareholder") hereby grants to the other Shareholder (the "Acquiring Shareholder), and such Acquiring Shareholder hereby accepts from the Selling Shareholder, a right of first refusal, as more specifically set forth in this Section. In the event a Selling Shareholder receives a bona fide written offer, whether or not solicited, from any unaffiliated third party, as defined below (the "Third-Party Offer") to purchase any Shares, and if such Selling Shareholder is willing to accept such offer, then such Selling Shareholder shall deliver a copy of the Third Party Offer to the Acquiring Shareholder accompanied by copies of all information previously delivered to said third-party, along with such Selling Shareholder's written offer to sell the Shares to the Acquiring Shareholder upon the same terms and conditions as set forth in such Third-Party Offer (the "Selling Shareholder's Offer").

          (b) The Acquiring Shareholder shall have the option, exercisable within fifteen (15) days after receipt of the Selling Shareholder's Offer, to purchase all of the Shares that are the subject of the Selling Shareholder's Offer upon the terms and conditions set forth in the Selling Shareholder's Offer.

               (i) If the Selling Shareholder's Offer includes non-cash consideration (including, but not limited to, promissory note, marketable or unmarketable securities, or real estate) the Acquiring Shareholder shall propose similar non-cash consideration, which such Selling Shareholder, at its sole option, may accept or reject. In the event the Selling Shareholder rejects the Acquiring Shareholder's proposal of non-cash consideration, the non-cash consideration set forth in the Selling Shareholder's Offer shall be valued, as set forth below, and such valuation shall be paid to such Selling Shareholder in cash in accordance with the other terms and conditions set forth in the Selling Shareholder's Offer.

               (ii) If the Acquiring Shareholder and the Selling Shareholder are unable to reach agreement through negotiations between themselves within fifteen
(15) days after such Selling Shareholder's written rejection of the Acquiring Shareholder's proposed non-cash consideration, the value of the non-cash consideration shall be determined by an independent appraiser in the following manner:

                    (A) Within ten (10) business days, each party shall engage at their sole expense one (1) appraiser with experience in the health care industry, and such appraisers shall select a third appraiser with experience in the health care industry, who shall be engaged as the sole appraiser to determine the value of the non-cash consideration;

                    (B) Any value of the non-cash consideration determined in accordance herewith shall, in the absence of fraud or gross negligence, be binding and conclusive upon the Acquiring Shareholder and the Selling Shareholder; and

                    (C) The costs, expenses, and fees of such appraiser shall be paid one-half (1/2) by the Acquiring Shareholder and the Selling Shareholder.

          (c) For purposes of this Agreement, "unaffiliated third party" means any individual, person, corporation, partnership or other entity (i) of which any Selling Shareholder, or an immediate family member of any Selling Shareholder has thirty-three percent (33%) or less ownership or control, (ii) which is not under common ownership or control with any Selling Shareholder, an immediate family member of any Selling Shareholder (where control means thirty-three percent (33%) or greater voting representation of partners, shareholders, board of directors or other governing body), and (iii) who is not an immediate family member of any Selling Shareholder.

          (d) If the Acquiring Shareholder fails to timely exercise its right of first refusal granted herein, then the Shares may be Transferred to the proposed transferee on the same terms and conditions set forth in the Third Party Offer for up to sixty (60) days, after which the provisions of this Section must again be complied with before any Transfer.

          (e) Notwithstanding that the Shares are transferred to a third-party in accordance with this Agreement, the right of first refusal granted to the Acquiring Shareholder shall continue to apply to all Shares and to any subsequent Transfer.

     2.3 TAG-ALONG RIGHTS.

          (a) In the event of a proposed Transfer of Shares by a Shareholder (a "Transferring Shareholder"), each Shareholder (other than the Transferring Shareholder) shall have the right to participate on the same terms and conditions and for the same per Share consideration as the Transferring Shareholder in the Transfer in the manner set forth in this Section 2.3. Prior to any such Transfer, following compliance with Section 2.2, the Transferring Shareholder shall deliver to the Corporation prompt written notice (the "Transfer Notice"), which the Corporation will forward to the Shareholders (other than the Transferring Shareholder, the "Tag-Along Participants") within 5 days of receipt thereof, which notice shall state (i) the name of the proposed Transferee, (ii) the number of Shares proposed to be Transferred (the "Transferred Securities") and the percentage (the "Tag Percentage") that such number of Shares constitute of the total number of Shares owned by such Transferring Shareholder, (iii) the proposed purchase price, including a description of any non-cash consideration sufficiently detailed to permit the determination of the fair market value thereof, and (iv) the other material terms and conditions of the proposed Transfer, including the proposed Transfer date (which date may not be less than 35 days after delivery to the Tag-Along Participants of the Transfer Notice). Such notice shall be accompanied by a written offer from the proposed Transferee to purchase the Transferred Securities, which offer may be conditioned upon the consummation of the sale by the Transferring Shareholder, or the most recent drafts of the purchase and sale documentation between the Transferring Shareholder and the Transferee which shall make provision for the participation of the Tag-Along Participants in such sale consistent with this Section 2.3.

          (b) Each Tag-Along Participant may elect to participate in the proposed Transfer to the proposed Transferee identified in the Transfer Notice by giving written notice to the Corporation and to the Transferring Shareholder within the 15 day period after the delivery of the Transfer Notice to such Tag-Along Participant, which notice shall state that such Tag-Along Participant elects to exercise its rights of tag-along under this Section 2.3 and shall state the maximum number of shares sought to be Transferred (which number may not exceed the product of (i) all such Shares owned by such Tag-Along Participant, multiplied by (ii) the Tag Percentage). Each Tag-Along Participant shall be deemed to have waived its right of tag-along with respect to the Transferred Securities hereunder if it fails to give notice within the prescribed time period. The proposed Transferee of Transferred Securities will not be obligated to purchase a number of Shares exceeding that set forth in the Transfer Notice, and in the event such Transferee elects to purchase less than all of the additional Shares sought to be Transferred by the Tag-Along Participants, the number of Shares to be Transferred by the Transferring Shareholder and each such Tag-Along Participant shall be reduced so that each such Shareholder is entitled to sell its Pro Rata Portion of the number of Shares the proposed Transferee elects to purchase (which in no event may be less than the number of Transferred Securities set forth in the Transfer Notice).

          (c) Each Tag-Along Participant, if it is exercising its tag-along rights hereunder, shall deliver to the Transferring Shareholder at the closing of the Transfer of the Transferring Shareholder's Transferred Securities to the Transferee certificates representing the Transferred Securities to be Transferred by such holder, duly endorsed for transfer or accompanied by stock powers duly executed, in either case executed in blank or in favor of the applicable purchaser against payment of the aggregate purchase price therefor by wire transfer of immediately available funds. Each Shareholder participating in a sale pursuant to this Section 2.3 shall receive consideration in the same form and per share amount after deduction of such Shareholder's proportionate share of the related expenses. Each Shareholder participating in a sale pursuant to this Section 2.3 shall agree to make or agree to the same customary representations, covenants, indemnities and agreements as the Transferring Shareholder so long as they are made severally and not jointly and the liabilities thereunder are borne on a pro rata basis based on the consideration to be received by each Shareholder; provided, that any general indemnity given by the Transferring Shareholder, applicable to liabilities not specific to the Transferring Shareholder, to the Transferee in connection with such sale shall be apportioned among the Shareholders participating in a sale pursuant to this
Section 2.3 according to the consideration received by each such Shareholder and shall not exceed such Shareholder's net proceeds from the sale; provided, further, that any representation relating specifically to a Shareholder and/or its ownership of the Equity Securities to be Transferred shall be made only by that Shareholder. The fees and expenses incurred in connection with a sale under this Section 2.3 and for the benefit of all Shareholders (it being understood that costs incurred by or on behalf of a Shareholder for his, her or its sole benefit will not be considered to be for the benefit of all Shareholders), to the extent not paid or reimbursed by the Corporation or the Transferee or acquiring Person, shall be shared by all the Shareholders on a pro rata basis, based on the consideration received by each Shareholder in respect of its Equity Securities to be Transferred; provided that no Shareholder shall be obligated to make any out-of-pocket expenditure prior to the consummation of the transaction consummated pursuant to this Section 2.3 (excluding de minimis expenditures). The proposed Transfer date may be extended beyond the date described in the Transfer Notice to the extent necessary to obtain required approvals of Governmental Entities and other required approvals and the Corporation and the Shareholders shall use their respective commercially reasonable efforts to obtain such approvals.

          (d) If the Transferring Shareholder sells or otherwise Transfers to the Transferee any of its Shares in breach of this Section 2.3, then each Tag-Along Participant shall have the right to sell to each Transferring Shareholder, and each Transferring Shareholder undertakes to purchase from each Tag-Along Participant, the number of Shares that such Tag-Along Participant would have had the right to sell to the Transferee pursuant to this Section 2.3, for a per Share amount and form of consideration and upon the terms and conditions on which the Transferee bought such Shares from the Transferring Shareholder, but without any indemnity being granted by any Tag-Along Participant to the Transferring Shareholder; provided that nothing contained in this Section 2.3(d) shall preclude any Shareholder from seeking alternative remedies against any such Transferring Shareholder as a result of its breach of this Section 2.3.

                                    ARTICLE 3

                                ADDITIONAL SHARES

     3.1 ADDITIONAL CAPITAL INVESTMENT; DIVIDENDS. A Shareholder will be issued additional Shares by the Corporation whenever, upon a capital call issued by the Board of Directors of the corporation as set forth below, such Shareholder makes an additional investment in the Corporation either (a) to provide working capital reasonably required by the Corporation for its operations, or (b) to provide capital for acquisitions of equipment or other capital expenditures, (c) as may be required by the State Agency or DOI, or (d) for other business purposes as may be reasonably determined by the Corporation for its operations. Such Shareholder shall be issued the number of Shares as the Board of Directors and the contributing Shareholder shall agree upon at such time. Nothing herein shall be construed as requiring or mandating any additional investment by any Shareholder in the Corporation.

                                    ARTICLE 4

                                     OPTION

     4.1 GRANT OF OPTION TO MHI.

          (a) Pursuant to the terms and conditions set forth herein, UAHC grants to MHI, and MHI accepts from UAHC, the exclusive right and option (the "Option") to purchase all of UAHC's right, title and interest in and to the stock of the Corporation then owned by UAHC ("UAHC Stock"). The Option may be exercised at any time between the dates that are twenty-four (24) months and forty-eight (48) months (in the event the Corporation executes one (1) Full-Risk Medicaid Contract), or thirty-six (36) months and sixty (60) months (in the event the Corporation executes two (2) Full-Risk Medicaid Contracts), from the effective date of the Full-Risk Medicaid Contract(s) (as described in the Purchase Agreement). Further, in the event the Corporation executes one (1) Full-Risk Medicaid Contract, the Option may be exercised at any time (i) the Corporation requires a capital infusion of more than $5,000,000 upon a capital call by the Board of Directors as set forth above, or the Corporation requires additional capital as mandated by the State Agency and/or DOI, and (ii) UAHC declines for whatever reason to contribute its proportionate share, and (iii) MHI elects to, and actually contributes one hundred percent (100%) of the required capital.

          (b) The purchase price for the UAHC Stock shall be equal to the then percentage interest UAHC owns of the Corporation multiplied by the Fair Market Value of the Corporation, as defined herein;

          (c) The "Fair Market Value of the Corporation" shall be measured as of the closing date of the purchase as set forth above, and shall be equal to the sum of (1) the Medicaid membership multiplied by $345 per Medicaid member), plus
(2) the Medicare Advantage and/or Medicare Advantage Special Needs Plan membership multiplied by $2,500 per Medicare member, plus (3) the market value of any Medicare Advantage Prescription Drug Program ("PDP") plan business operations, plus (4) the then sum of capital held by the Corporation in excess of the statutory minimum capital required. For purposes of establishing the market value of the Medicare Advantage PDP line of business, the parties will agree upon a dispute resolution process in the event the parties cannot reach agreement as to the value of such line of business.

          (d) The Option shall be exercised by MHI giving a written notice of exercise, and preparing and delivering a stock purchase agreement ("UAHC Stock Purchase Agreement") to UAHC. Such UAHC Stock Purchase Agreement shall be in form and substance similar to the Purchase Agreement; provided, however, such UAHC Stock Purchase Agreement shall include provisions for indemnification, non-competition, and non-solicitation that are usual and customary for similar transactions in which a majority owner is conveying its stock holdings.

          (e) If MHI gives UAHC a timely Notice of Exercise and UAHC Stock Purchase Agreement, UAHC shall (i) execute and deliver the UAHC Stock Purchase Agreement to MHI within fifteen (15) days of delivery of the MHI's notice of exercise, and (ii) pursuant to the UAHC Stock Purchase Agreement, close the purchase and sale of the UAHC Stock within three (3) days thereafter by delivery of the UAHC Stock to MHI properly endorsed, and accompanied by any other instruments necessary to transfer the UAHC Stock to MHI.

          (f) To the extent not previously conveyed, UAHC shall arrange for its tangible and intangible assets, and the tangible and intangible assets of its Affiliates, that are used and useful to the business of the Corporation to be transferred and conveyed to the Corporation prior to the closing at not cost or charge. In addition, UAHC shall grant the Corporation a royalty-free license in perpetuity for Healthtrek for use in Tennessee. Such assets shall include network contracts, vendor contracts, and software licenses; provided, however, that such assets shall not include the assets set forth in Exhibit A, attached hereto. In addition, MHI shall have the right to offer employment at the Corporation to any employees of UAHC or its Affiliates who primarily worked on the business and operations of the Corporation, and UAHC shall reasonably cooperate in conveying such offers of employment to such employees.

          (g) All closing costs, including, but not limited to the attorney's fees of each party, shall be borne solely by the party incurring such costs or fees.

          (h) Further, in the event the shareholder approval described in
Section 4.1.8 of the Purchase Agreement is not obtained for any reason (and such condition to closing is waived by Buyer), the option to acquire the remaining Shares by Buyer set forth herein shall be amended so that Buyer shall have an option to only acquire the maximum number of Shares that will permit UAHC to retain a significant continuing business activity as set forth under state and federal statutes and regulations, and therefore the Purchase Agreement shall not, and the transactions (including the grant of option to MHI) set forth herein shall not, require shareholder approval.

     4.2 GRANT OF OPTION TO UAHC.

          (a) Pursuant to the terms and conditions set forth herein, MHI grants to UAHC, and UAHC accepts from MHI, the exclusive right and option (the "Option") to purchase all of MHI's right, title and interest in and to the stock of the Corporation then owned by MHI ("MHI Stock"). The Option may be exercised at any time between the dates that are sixty (60) months and seventy-two (72) months from the effective date of the full-risk Medicaid Contract (as described in the Purchase Agreement).

          (b) The purchase price for the MHI Stock shall be equal to the then percentage interest MHI owns of the Corporation multiplied by the Fair Market Value of the Corporation.

          (c) The Option shall be exercised by UAHC giving a written notice of exercise, and preparing and delivering a stock purchase agreement ("MHI Stock Purchase Agreement"), to MHI. Such MHI Stock Purchase Agreement shall be in form and substance similar to the Purchase Agreement; provided, however, such MHI Stock Purchase Agreement shall include provisions for indemnification, non-competition, non-solicitation, and true-ups for changes in net worth, IBNR, and working capital that are usual and customary for similar transactions in which a minority owner is conveying its stock holdings.

          (d) If UAHC gives MHI a timely Notice of Exercise and MHI Stock Purchase Agreement, MHI shall (i) execute and deliver the MHI Stock Purchase Agreement to UAHC within fifteen (15) days of delivery of UAHC's notice of exercise, and (ii) pursuant to the MHI Stock Purchase Agreement, close the purchase and sale of the MHI Stock within three (3) days thereafter by delivery of the MHI Stock to UAHC properly endorsed, and accompanied by any other instruments necessary to transfer the MHI Stock to UAHC.

          (e) All closing costs, including, but not limited to the attorney's fees of each party, shall be borne solely by the party incurring such costs or fees.

     4.3 GRANT OF PUT TO MHI.

          (a) Pursuant to the terms and conditions set forth herein, UAHC grants to MHI, and MHI accepts from UAHC, the exclusive right and option to require UAHC to purchase all of the MHI Stock ("Put"). The Put may be exercised at any time between the dates that are sixty (60) months and seventy-two (72) months from the effective date of the full-risk Medicaid Contract (as described in the Purchase Agreement).

          (b) The purchase price for the MHI Stock shall be equal to the then percentage interest MHI owns of the Corporation multiplied by the Total Value of the Corporation as set forth below.

          (c) The Put shall be exercised by MHI giving a written notice of exercise, and preparing and delivering the MHI Stock Purchase Agreement to UAHC, along with the proposed valuation of the Corporation (the "Total Value of the Corporation"). Such MHI Stock Purchase Agreement shall be in form and substance similar to the Purchase Agreement; provided, however, such MHI Stock Purchase Agreement shall include provisions for indemnification, non-competition, and non-solicitation that are usual and customary for similar transactions in which a minority owner is conveying its stock holdings.

          (d) If MHI delivers to UAHC a timely Notice of Exercise and MHI Stock Purchase Agreement, UAHC shall execute and deliver the MHI Stock Purchase Agreement to MHI within fifteen (15) days of delivery of MHI's notice of exercise. At such time, UAHC shall either agree to the Total Value of the Corporation proposed by MHI or shall propose an alternative Total Value of the Corporation. If the parties cannot agree upon the Total Value of the Corporation within thirty (30) days of the date of the Notice of Exercise, the parties shall arbitrate the Total Value of the Corporation in accordance with the arbitration procedures set forth in the Purchase Agreement.

          (e) Pursuant to, and in accordance with, the MHI Stock Purchase Agreement, the parties shall close the purchase and sale of the MHI Stock by delivery of the purchase price as soon as possible, but in no event more than ninety (90) days after the date of the Notice of Exercise. Concurrently therewith, MHI shall deliver to UAHC the MHI Stock properly endorsed, and accompanied by any other instruments necessary to transfer the MHI Stock to UAHC.

          (f) All closing costs, including, but not limited to the attorney's fees of each party, shall be borne solely by the party incurring such costs or fees.

                                    ARTICLE 5

                            MISCELLANEOUS PROVISIONS

     5.1 OBLIGATIONS OF TRANSFEREES. Unless otherwise expressly provided by this Agreement, each transferee and each subsequent transferee of Shares, or any interest in Shares, shall hold the Shares or interest therein subject to all of the provisions of this Agreement. Any such transferee shall make no further transfers except as permitted by this Agreement.

     5.2 NECESSARY ACTS. All parties to the Agreement, the Corporation and all of the Shareholders, shall perform any and all acts as well as execute any and all documents that may be reasonably necessary to fully carry out the provisions and intent of this Agreement.

     5.3 FULL ACCESS. During the period that this Agreement is in effect, the Shareholders and the Corporation shall permit Representatives of the Shareholders to have full access at all reasonable times, and in a manner so as not to interfere with the normal business operations of the Corporation, to all premises, properties, personnel, books, records, Tax Returns, Contracts and documents of or pertaining to the Corporation and its businesses, and the Corporation shall permit Representatives of MHI to attend as non-participating observers all Corporation board of directors meetings. In the event MHI's percentage ownership interest in the Corporation shall increase to twenty-five percent or more, the parties shall agree to reasonably amend this Agreement to include the governance provisions set forth in Exhibit "1" attached hereto.

     5.4 NOTICES. Any or all notices, demands, requests or other communications required or permitted by this Agreement or by law to be served on, given to, or delivered to any party hereto by any other party to this Agreement shall be in writing and shall be deemed duly served, given, or delivered when personally delivered to the party or to an officer of the party, or in lieu of such personal delivery, when deposited in the United States mail, first class postage prepaid, addressed to the Corporation at the address of its principal office, ___________________________________, or to a Shareholder at the address then appearing for him or her on the books and records of the Corporation; provided, however, any requirement in this Agreement that an act be done by the Secretary of the Corporation within a specified time after receipt of any notice or other communication means the act must be done within the specified time after the notice or other communication has actually arrived at the office of the Corporation. The Corporation may change the address of its principal office in the manner required by law for purposes of this section by giving notice of the change, in the manner required by this section, to each of the Shareholders.

     5.5 BINDING ON HEIRS. This Agreement shall be binding on the parties hereto and on each of their heirs, executors, administrators, successors and assigns.

     5.6 SEVERABILITY. It is the intent of the parties hereto that this Agreement shall comply with and be governed by the provisions of all applicable state and federal statutes and regulations. To the extent that it may be determined that any of the provisions hereof are inconsistent with the provisions of such statutes and regulations, the parties hereto agree that such provisions of law shall be controlling and that the parties hereto will be bound by the provisions of such statutes and regulations as though the provisions thereof were contained herein. Should any provision or portion of this Agreement be held unenforceable or invalid for any reason, the remaining provisions and portions of this Agreement shall be unaffected by such holding.

     5.7 ENTIRE AGREEMENT; AMENDMENT. This Agreement sets forth the entire agreement between the Shareholders and the Corporation regarding, and supersedes all prior negotiations and agreements, written or oral, concerning or relating to, the subject matter of this Agreement, and this Agreement may not be modified except by a writing executed by all parties in accordance with the terms of this Agreement.

     5.8 COUNTERPARTS. This Agreement may be executed in several counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.

     5.9 ATTORNEYS' FEES. If any party to this Agreement brings any arbitration or action at law or in equity to enforce or interpret the terms of this Agreement or for an alleged breach of this Agreement, the prevailing party or parties shall be entitled to recover from the losing party or parties, reasonable attorneys' fees in addition to other relief to which such party or parties may be entitled.

                      [SIGNATURE PAGE IMMEDIATELY FOLLOWS]

                       [SIGNATURE PAGE OF UAHC HEALTH PLAN
                               OF TENNESSEE, INC.
                             SHAREHOLDER AGREEMENT]

     IN WITNESS WHEREOF, this Agreement is executed by and among the parties hereto on the dates set forth opposite their signatures below.

                                        SHAREHOLDERS:

                                        "UAHC"

                                        UNITED AMERICAN OF TENNESSEE, INC.


Date:                                   By:
      ------------------------              ------------------------------------
                                        Its:
                                             -----------------------------------


                                        "MHI"

                                        MOLINA HEALTHCARE, INC.


Date:                                   By:
      ------------------------              ------------------------------------
                                        Its:
                                             -----------------------------------


                                        CORPORATION:

                                        UAHC HEALTH PLAN OF TENNESSEE, INC.


Date:                                   By:
      ------------------------              ------------------------------------
                                        Its:
                                             -----------------------------------

                                   EXHIBIT "1"

                              GOVERNANCE PROVISIONS

                        CONTINGENT GOVERNANCE PROVISIONS

     1.1 BOARD OF DIRECTORS. The Corporation's Board of Directors (the "Board") shall have twelve (12) authorized members. MHI and UAHC shall elect board members in proportion to their ownership interests.

     1.2 MATTERS REQUIRING UNANIMOUS APPROVAL OF THE BOARD. In addition to such other matters as may be required or permitted by law, the following matters shall require the unanimous approval of the Board:

          (a) other than in the ordinary course of business, expending more than $100,000 in any transaction or series of related transactions;

          (b) entering into any employment contract that is not terminable at will;

          (c) adopting an annual capital and operating budget for the Corporation (the "Annual Budget"), which shall include the Corporation's staffing plans for such annual period;

          (d) leasing any real or personal property, other than in the ordinary course of business or except as provided for in the Annual Budget;

          (e) borrowing any money or property or otherwise obtaining financing for the Corporation, other than credit purchases of goods and services on a current basis and in the normal course of business;

          (f) causing the Corporation to guarantee or act as surety for the debt or obligation of any person;

          (g) organizing, acquiring or disposing of an interest in, merging or combining with, or entering into a corporation, partnership or joint venture with any other person or entity;

          (h) issuing Shares to any person;

          (i) entering into, or modifying, any agreements with Affiliates;

          (j) selling or otherwise disposing of all or substantially all of the assets or business of the Corporation.